Exhibit 10.1
NOTE: Portions of this Exhibit are the subject of a Confidential Treatment Request by the Registrant to the Securities and Exchange Commission (the “Commission”). Such portions have been redacted and are marked with a “[***]” in place of the redacted language. The redacted information has been filed separately with the Commission.
LICENSE AGREEMENT
     This License Agreement (the “Agreement”) is made and entered into as of July 10, 2007 (the “Effective Date”) by and between Sangamo BioSciences, Inc., a Delaware corporation having its principal place of business at Point Richmond Tech Center, 501 Canal Boulevard, Suite A100, Richmond, California 94804, and Sigma-Aldrich Co., an Illinois corporation having its principal place of business at 3050 Spruce Street, St. Louis, MO 63103. Sangamo (as defined below) and Sigma (as defined below) are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
Recitals
     A. Sangamo has expertise in, and proprietary technology relating to, zinc finger proteins and their use to alter the genomes and/or protein expression capabilities of organisms and cells.
     B. Sigma has expertise in the development and marketing of laboratory research reagents.
     C. Sigma desires an exclusive license under Sangamo’s expertise and proprietary technology as applied to the research market, and Sangamo desires to grant such a license.
     Now, Therefore, the Parties agree as follows:
ARTICLE 1
DEFINITIONS
     1.1 “Active Supplied ZFN” shall mean a Supplied ZFN having demonstrated ability to modify at least one allele of the applicable Target in a cell culture assay or other in vivo assay.

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     1.2 “Affiliate” means, with respect to a particular Party, a person, corporation, partnership, or other entity that controls, is controlled by or is under common control with such Party. For the purposes of the definition in this Section 1.2, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct the management and policies of such entity, whether by the ownership of at least fifty percent (50%) of the voting stock of such entity, or by contract or otherwise.
     1.3 “Annual FTE Rate” means (a) from the Effective Date until the end of the [***] Year, $[***] per FTE and (b) for each additional Year, $[***] per FTE plus an additional [***], compounded annually, as a cost of living adjustment.
     1.4 “Bankrupt Party” has the meaning set forth in Section 13.6(a).
     1.5 “Bona Fide Collaboration” means any collaboration between Sangamo and a Third Party that is a Therapeutic Collaboration or a Sangamo Internal Program Collaboration or in which neither Sangamo nor a Sangamo Affiliate receives any compensation.
     1.6 “CEO” means the chief executive officer of a Party (or his or her designee).
     1.7 “Claims” has the meaning set forth in Section 12.1.
     1.8 “Clinical Development Payment” means a payment to Sangamo from a Third Party pursuant to a Sangamo Collaboration wherein such payment results from the filing of an IND or the initiation of, completion of, enrollment of patients in, or disclosure of data from, a clinical trial, in each case with respect to a therapeutic protein manufactured using a cell line that is licensed to such Third Party pursuant to such Sangamo Collaboration. Notwithstanding the foregoing, Clinical Development Payments shall expressly exclude payments based on (a) any regulatory event, such as the filing of an application for, or receipt of, regulatory approval, (b) any manufacturing event, (c) any commercial event such as first commercial sale or sales levels, or (d) any event (including clinical trial-related events) occurring after regulatory approval for commercial marketing of the applicable therapeutic protein.
     1.9 “Commercial Use” means (i) use for GMP production of therapeutic, diagnostic,

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prophylactic or other medicinal products intended for use in humans or non-human animals, including the development of methods for such GMP production, or (ii) any other industrial use solely to the extent involving commercial sale of a product or service (e.g., the production of industrial enzymes for commercial sale). For clarity, if the molecule produced or any derivative of such molecule is used in or administered to humans, then the production of such molecule shall be deemed to be GMP production.
     1.10 “Committees” has the meaning set forth in Section 3.1.
     1.11 “Confidential Information” has the meaning set forth in Section 9.1.
     1.12 “Contract Manufacturer” means one or more Third Party contractor(s) capable of carrying out the Manufacture of ZFP Products at a quantity level and volume sufficient to supply Sigma for its activities under this Agreement.
     1.13 “Control” means, with respect to an item of Information or intellectual property right, that a Party owns or has a license to such item or right and has the ability to disclose such item and/or grant a license or sublicense as provided for in this Agreement under such item or right without violating the terms of any agreement or other arrangement with any Third Party.
     1.14 “Custom Project Deliverable” has the meaning set forth in Section 6.2(b).
     1.15 “Customer” has the meaning set forth in Section 5.4.
     1.16 “Damages” has the meaning set forth in Section 12.1.
     1.17 “Diligent Efforts” means, with respect to a particular Party, the carrying out of obligations or tasks in a commercially reasonable sustained manner consistent with the efforts such Party devotes to a product or a project of similar market potential, profit potential or strategic value resulting from its own efforts, based on conditions then prevailing. Diligent Efforts requires that such Party use commercially reasonable efforts to: (a) promptly assign responsibility for such obligations to specific employee(s) who are held accountable for progress and monitor such progress on an on-going basis, (b) set and consistently seek to achieve specific and meaningful objectives for carrying out such obligations, and (c) consistently make and implement decisions and allocate resources designed to advance progress with respect to such objectives.

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     1.18 “Dow AgroSciences” means Dow AgroSciences LLC.
     1.19 “Dow AgroSciences Agreement” means that Research and Commercial License Agreement dated as of October 1, 2005 by and between Sangamo and Dow AgroSciences, as amended.
     1.20 “Escrow Materials” has the meaning set forth in Section 6.4.
     1.21 “Existing Customer” has the meaning set forth in Section 6.1(a).
     1.22 “Field” means any use for research purposes. The Field shall exclude any Commercial Use of Licensed Products and any use of Licensed Products for human healthcare (including prophylaxis and diagnosis) or animal healthcare (including prophylaxis and diagnosis) (collectively, the “Excluded Fields”). Notwithstanding the foregoing exclusion, the following uses are included in the Field: (a) the use of transgenic animal models for research purposes; (b) the use (other than Commercial Use) of Licensed Products in the research and non-clinical or pre-clinical development of products that are intended for use in the Excluded Fields; (c) the research and development of Licensed Products (but not any administration of Licensed Products to humans) in anticipation of eventual use of such Licensed Products in the Excluded Fields (which use in the Excluded Fields would, for the avoidance of doubt, require a separate license from Sangamo); and (d) use of Licensed Products by or for Sigma to make products for commercial sale under a “research use only” label.
     1.23 “Filing Party” has the meaning set forth in Section 8.2(b).
     1.24 “First Tier Milestone” means the actual receipt by Sigma of $[***] in cumulative Net Sales from Sigma Custom Collaborations.
     1.25 “FTE” means the equivalent of one employee or consultant of a Party working full time for one twelve (12) month period.
     1.26 “GMP” means the requirements for good manufacturing practice as set forth in (a) Title 21 of the United States Code of Federal Regulations, Parts 210 and 211, as amended

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from time to time, (b) Commission Directives 91/356/EEC and 2003/94/EC, as amended from time to time or (c) any equivalent thereof in another country.
     1.27 “Improvement” means any enhancement, modification, or improvement to the Sangamo Technology, whether patentable or not, made during the term of this Agreement.
     1.28 “Improvement Patent” means any patent or patent application in the United States or any foreign jurisdiction claiming an Improvement.
     1.29 “IND” means (a) an investigational new drug application, as defined in Title 21 of the United States Code of Federal Regulations, Part 312 et seq., as amended from time to time, or (b) any equivalent thereof in another country.
     1.30 “Indemnitee” has the meaning set forth in Section 12.3.
     1.31 “Information” means information, results and data of any type whatsoever, in any tangible or intangible form whatsoever, including without limitation, databases, inventions, practices, methods, techniques, specifications, formulations, formulae, knowledge, know-how, skill, experience, test data including biological, chemical, and biochemical test data, analytical and quality control data, stability data, studies and procedures, and patent and other legal information or descriptions.
     1.32 “Infringement” has the meaning set forth in Section 8.6.
     1.33 “Joint Improvement” means an Improvement made by one or more employees, consultants, or independent contractors of both Parties.
     1.34 “Joint Improvement Patent” means a patent or patent application that claims a Joint Improvement.
     1.35 “Joint Inventions” means inventions, whether patentable or not, that are made by one or more employees, consultants, or independent contractors of both Parties. For clarity, Joint Inventions shall include Joint Improvements.
     1.36 “Joint Patent” means a patent or patent application that claims a Joint Invention.

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     1.37 “Joint Steering Committee” or “JSC” means the committee described in Sections 3.1 and 3.2.
     1.38 “Library Side Letter” means that certain letter from Sangamo to Sigma dated as of the Effective Date that sets forth certain understandings regarding Sangamo’s zinc-finger plasmid library.
     1.39 “Licensed Product” means (a) any product (i) the creation, development, manufacture, use, importation, sale or offer for sale of which, in the absence of the licenses granted in this Agreement, would infringe a Valid Claim or that (ii) incorporates Sangamo Know-How, or (b) any Licensed Service.
     1.40 “Licensed Service” means any fee-based service employing or involving use of any Sangamo Know-How or which, in the absence of the licenses granted in this Agreement, would infringe a Valid Claim.
     1.41 “Manufacture” or “Manufacturing” means the design, optimization, construction, production, and testing of one or more ZFP Products and, to the extent applicable, the use of such ZFP Products in the Field to modify the protein expression in, or genome of, cell lines.
     1.42 “MFN Price” has the meaning set forth in Section 2.7.
     1.43 “Minimum Annual Payment” has the meaning set forth in Section 7.5(a).
     1.44 “Modified Cell Lines” has the meaning set forth in Section 6.2.
     1.45 “Net Sales” means the amount invoiced or otherwise billed by Sigma or its Sublicensees for sales or other commercial disposition of a Licensed Product to a Third Party purchaser, less the following to the extent included in such billing or otherwise actually allowed or incurred with respect to such sales: (a) discounts, including cash, trade and quantity discounts, price reduction programs, retroactive price adjustments with respect to sales of a product, charge-back payments and rebates granted to trade customers; (b) credits or allowances actually granted upon rejections or returns of Licensed Products, including for recalls or damaged goods; (c) freight, postage, shipping and insurance charges actually allowed or paid for delivery of

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Licensed Products, to the extent billed; (d) customs duties, surcharges and other governmental charges incurred in connection with the exportation or importation of a Licensed Product; (e) taxes, duties or other governmental charges levied on, absorbed or otherwise imposed on sale of Licensed Products, including without limitation value-added taxes, or other governmental charges otherwise measured by the billing amount, when included in billing, as adjusted for rebates and refunds, but specifically excluding taxes based on net income of the seller; and (f) a reasonable allowance for bad debts (such allowance not to exceed 2% of gross sales) provided that all of the foregoing deductions are calculated in accordance with generally accepted accounting principles consistently applied throughout the selling party’s organization.
     1.46 “Non-Filing Party” has the meaning set forth in Section 8.2(b).
     1.47 “Party Indemnitees” has the meaning set forth in Section 12.1.
     1.48 “Permitted Plant Product” means any Plant Product that is a Licensed Product and (a) that is used for diagnosis, treatment or prophylaxis of a disease or medical condition in a non-human animal, for reducing or eliminating pathogens in a non-human animal, or for nutritional supplements or food additives for nutritional enhancements in a non-human animal, (b) that is intended for the diagnosis, treatment or prophylaxis of a disease or medical condition in a human, or (c) that is extracted from plant material and intended to be ingested by or topically applied or otherwise delivered or administered to humans, food, and food ingredients (e.g. oils), including without limitation nutraceuticals, vitamins, nutritional supplements, food additives, shampoo, soap, sunscreen, and cosmetics.
     1.49 “Permitted Plant Service” means any fee-based service employing or involving a Permitted Plant Product.
     1.50 “Plant Field” means gene targeting and/or gene regulation using a ZFP Product to modify the genome of a plant cell, plant, or plant cell culture (in each case, whether constituting or derived from a vascular or non-vascular plant), or alter the nucleic acid or protein expression in a plant cell, plant, or plant cell culture. For the purpose of this Agreement, “non-vascular” plants shall include but not be limited to algae, moss, and fungi.
     1.51 “Plant Product” means any product, other than a ZFP Product, that is created or

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produced directly or indirectly through use of Sangamo Technology in the Plant Field.
     1.52 “Projects Side Letter” means that certain letter from Sangamo to Sigma dated as of the Effective Date that contains certain information regarding custom service work being performed by Sangamo for Third Parties, as described in more detail in Section 6.1.
     1.53 “Quarter Throughput Rate” has the meaning set forth in Section 7.3(b).
     1.54 “Representatives” has the meaning set forth in Section 13.1.
     1.55 “Research Costs” means (a) the costs associated with a Party’s FTEs performing work under the Research Plan or otherwise under the direction of the JSC, as measured at the Annual FTE Rate, (b) any out-of-pocket costs and expenses that such Party incurs as a result of such Party’s performance under the Research Plan or otherwise under the direction of the JSC (to the extent not already included as part of the Annual FTE Rate), and (c) the costs described in Section 6.2(e).
     1.56 “Research Plan” means the written plan describing the research program to be conducted by Sangamo pursuant to Article 4. The parties have agreed upon an initial Research Plan which is set forth in a separate side letter.
     1.57 “Research Plan Collaboration” means all activities performed by or on behalf of Sangamo or Sigma in the course of performing the activities described in, or fulfilling of their obligations pursuant to, the Research Plan.
     1.58 “Research Term” means the period of time commencing on the Effective Date and continuing, unless the Agreement is earlier terminated pursuant to Article 10, until the third anniversary of the Effective Date.
     1.59 “Rockefeller Agreement” has the meaning set forth in Section 2.6(a).
     1.60 “Sangamo” means Sangamo BioSciences, Inc., a Delaware corporation.
     1.61 “Sangamo Collaboration” means the grant by Sangamo to a Third Party of a license to [***].

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     1.62 “Sangamo Downstream Affiliate” has the meaning set forth in Section 2.8.
     1.63 “Sangamo Improvements” means (a) Improvements (other than Joint Improvements) that are made by one or more employees, consultants, or independent contractors of Sangamo; and (b) Improvements made by any Third Party or Affiliate to which Sangamo grants a license under the Sangamo Technology.
     1.64 “Sangamo Indemnitees” means Sangamo, its Affiliates, its licensees, and its and their officers, directors, employees, consultants, contractors, sublicensees and agents.
     1.65 “Sangamo Internal Program Collaboration” means any collaboration between Sangamo and a Third Party where Sangamo [***].
     1.66 “Sangamo Know-How” means all Information including Sangamo Improvements and Sangamo’s interest in Joint Improvements (other than Sangamo Patents), that (a) is Controlled, during the term of this Agreement, by (i) Sangamo, (ii) any entity that, as of the Effective Date, is a Sangamo Affiliate, or (iii) a Sangamo Downstream Affiliate and (b) is reasonably necessary or useful to make, use or sell ZFP Products in the Field. Sangamo Know-How shall not include any Information licensed to Sangamo or a Sangamo Affiliate by a Third Party unless such Information is licensed pursuant to a Third Party License and meets the aforementioned criteria for Sangamo Know-How.
     1.67 “Sangamo Patent” means any patent or patent application, including any patent or patent application that claims a Sangamo Improvement or Joint Improvement, that (a) is Controlled by (i) Sangamo, (ii) any entity that, as of the Effective Date, is a Sangamo Affiliate, or (iii) a Sangamo Downstream Affiliate, and (b) claims the composition of matter, manufacture, or use of ZFP Products useful in the Field. Sangamo Patents include, without limitation, the patents or patent applications listed on Exhibit A. Notwithstanding the foregoing, Sangamo Patents shall not include any patents or patent applications licensed to Sangamo or a Sangamo Affiliate by a Third Party unless such patents or patent application are licensed pursuant to a Third Party License.
     1.68 “Sangamo Technology” means the Sangamo Patents and the Sangamo Know-How.

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     1.69 “Second Tier Milestone” means the actual receipt by Sigma of $[***] in cumulative Net Sales from Sigma Custom Collaborations.
     1.70 “Sigma” means Sigma-Aldrich Corporation, a Delaware corporation.
     1.71 “Sigma Custom Collaboration” means a collaboration with a Third Party under which Sigma (or Sangamo pursuant to Section 6.2) provides [***].
     1.72 “Sigma Improvement Patent” means any Improvement Patent that claims a Sigma Improvement.
     1.73 “Sigma Improvements” means (a) Improvements (other than Joint Improvements) that are made by one or more employees, consultants, or independent contractors of Sigma or of any entity while it is a Sigma Affiliate; and (b) Improvements made by Sublicensees, to the extent Controlled by Sigma or any Sigma Affiliate. Notwithstanding the foregoing, an Improvement that satisfies the foregoing definition solely because it was made by one or more employees, consultants, or independent contractors of an entity while it is a Sigma Affiliate shall be deemed not to be a Sigma Improvement if Sigma can demonstrate by competent evidence that such entity had no access to the Sangamo Technology or to any other Improvements that are Sigma Improvements.
     1.74 “Sigma Indemnitees” means Sigma, its Affiliates, its licensees, and its and their officers, directors, employees, consultants, contractors, sublicensees and agents.
     1.75 “Sigma Share” has the meaning set forth in Section 7.9(b).
     1.76 “Sublicense Agreement” means any agreement, other than a Use License, under which Sigma grants a Third Party or an Affiliate a sublicense under the Sangamo Technology.
     1.77 “Sublicensee” means any Third Party to which Sigma grants a sublicense under the Sangamo Technology.
     1.78 “Sublicensing Revenues” means any consideration (other than royalties on sales) that Sigma receives in return for the granting or practice of a sublicense under the Sangamo Technology pursuant to a Sublicense Agreement, which may include (without limitation) upfront

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license fees, annual license or maintenance payments, milestone payments, credits against Sigma’s future expenses, or reductions in royalties or other payments otherwise owed to the Sublicensee. In the event that Sigma receives non-cash consideration from a Sublicensee for the granting or practice of a sublicense under the Sangamo Technology, the Parties shall determine in good faith the fair market value of such consideration, and such fair market value shall be included in Sublicensing Revenues.
     1.79 “Supplied ZFN” means [***].
     1.80 “Target” means [***].
     1.81 “Therapeutic Collaboration” means any collaboration between Sangamo and a Third Party in which Sangamo receives revenue or other consideration for research directed at a therapeutic product that is (a) [***] or (b) [***]. Notwithstanding the foregoing, none of the following will be considered a “Therapeutic Collaboration”: (i) [***].
     1.82 “Third Party” means any entity other than (a) Sangamo, (b) Sigma or (c) an Affiliate of either Party.
     1.83 “Third Party License” means (a) any of the agreements set forth in Exhibit B and (b) any agreement that is deemed to be a Third Party License in accordance with the terms of Section 2.6 or Section 8.9.
     1.84 “Third Tier Milestone” means the actual receipt by Sigma of $[***] in cumulative Net Sales from Sigma Custom Collaborations.
     1.85 “Title 11” has the meaning set forth in Section 13.6.
     1.86 “Use License” has the meaning set forth in Section 5.4.
     1.87 “Valid Claim” means (a) a claim of an issued and unexpired patent which has not been held invalid or unenforceable by an un-appealable or un-appealed decision of a court or other government agency or jurisdiction and has not been admitted to be invalid or unenforceable through reissue, re-examination, disclaimer or otherwise; provided however, that if the holding of such court or agency is later reversed by a court or agency with overriding authority, the claim shall be reinstated as a Valid Claim after the date of such reversal, and (b) a claim of a pending patent application, which application claims a filing date not more than seven (7) years earlier.

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     1.88 “Validated Process” means [***].
     1.89 “Validated Supplied ZFN” shall mean [***].
     1.90 “Year” means a twelve-month period commencing on the Effective Date or any anniversary of the Effective Date. The “first Year” means the Year commencing on the Effective Date, the “second Year” means the Year commencing on the first anniversary of the Effective Date, and so on.
     1.91 “ZFN Technology” means technology relating to zinc finger proteins and their use to alter the genomes and/or protein expression capabilities of organisms and cells.
     1.92 “ZFP Product” means a zinc-finger protein (including a zinc-finger transcription factor or a zinc-finger nuclease) or a nucleic acid encoding and capable of expressing such protein (for example, in a cell or tissue), and services in connection therewith.
ARTICLE 2
LICENSES
     2.1 License to Sigma.
          (a) License Grant. Subject to the terms and conditions of this Agreement, Sangamo hereby grants to Sigma (i) a royalty-bearing, world-wide, exclusive (except as set forth below) license under the Sangamo Technology (with the right to sublicense as provided below) to make, have made, use, sell, offer for sale, and import Licensed Products and to provide Licensed Services (but excluding all uses of Licensed Products or Sangamo Technology in the Plant Field and excluding all Plant Products) in each case solely in the Field and (ii) a royalty-bearing, world-wide, co-exclusive license under the Sangamo Technology (with the right to sublicense as provided below) to make, have made, use, sell, offer for sale, and import Permitted Plant Products and to provide Permitted Plant Services, in each case solely in the Field. The license granted to Sigma pursuant to Section 2.1(a)(i) is exclusive even as to Sangamo, subject to

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Sections 2.1(b) and 2.4. The license granted to Sigma pursuant to Section 2.1(a)(ii) is co-exclusive (with Dow AgroSciences), meaning that, subject to Sections 2.1(b) and 2.4, Sigma and Dow AgroSciences have the sole rights under the Sangamo Technology to make, have made, use, sell, offer for sale, and import Permitted Plant Products and to provide Permitted Plant Services in the Field. In the event that the Dow AgroSciences Agreement terminates, then the license granted pursuant to Section 2.1(a)(ii) shall without further action convert to an exclusive license (even as to Sangamo). Such licenses shall be freely sublicensable by Sigma, provided that Sigma complies with Section 2.2. No Sigma sublicensee shall be permitted to grant further sublicenses without Sangamo’s prior written approval.
          (b) Exception to Exclusivity. Sigma acknowledges that, prior to the Effective Date, Sangamo has performed or committed to perform for Third Parties certain custom services relating to the Sangamo Technology and has delivered or committed to deliver to such Third Parties certain ZFP Products and/or Licensed Products and has granted to such Third Parties the right to use such ZFP Products and/or Licensed Products in the Field as listed in the Projects Side Letter. Sangamo’s grant of an exclusive license in Section 2.1(a) is expressly subject to such previously granted rights subject to the Projects Side Letter.
     2.2 Sublicense Agreement. Sigma shall provide Sangamo with a copy of each executed Sublicense Agreement within thirty (30) days after execution. Each such Sublicense Agreement so provided to Sangamo shall be treated as Sigma “Confidential Information.” With respect to any Sublicense Agreement that includes a sublicense under a Third Party License that requires Sangamo to provide to the applicable Third Party licensor a copy of any Sublicense Agreement or a summary of the terms of such Sublicense Agreement, Sangamo shall be permitted to provide such Third Party licensor with such copy or summary. Sigma shall ensure that all Sublicense Agreements comply with the following requirements:
          (a) No Sublicense Agreement shall obligate (or purport to obligate) Sangamo, without Sangamo’s express prior written consent.
          (b) Each Sublicense Agreement shall require the relevant Sublicensee to:
                         (i) disclose in a timely fashion to Sigma any Improvement(s)

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made, conceived, or reduced to practice by the such Sublicensee in its activities under the Sublicense Agreement; and
                         (ii) grant to Sangamo a fully paid, world-wide, irrevocable (subject to Section 10.3(f)) license under any such Improvements that is exclusive for uses outside the Field and is fully sublicensable.
          (c) Each Sublicense Agreement shall identify Sangamo as a third party beneficiary with respect to the license set forth in Section 2.2(b)(ii).
          (d) Each Sublicense Agreement shall require that the relevant Sublicensee (i) comply with the relevant terms of Article 5 (as if such Sublicensee were Sigma), (ii) assume the obligations set forth in Exhibit C (as if such Sublicensee were Sigma) with respect to each Third Party License sublicensed thereunder, and (iii) acknowledge that the Sublicense Agreement is subject to the terms and conditions of each such Third Party License.
     2.3 Licenses to Sangamo.
          (a) Manufacturing License. Subject to the terms and conditions of this Agreement, Sigma hereby grants to Sangamo a non-exclusive worldwide, fully paid, license solely to Manufacture ZFP Products in order to perform Sangamo’s obligations under Section 6.2. Such license shall be sublicensable solely to a Contract Manufacturer acceptable to Sigma, which acceptance will not be unreasonably withheld. The license granted under this Section 2.3(a) shall terminate upon the transfer of Manufacturing technology to Sigma pursuant to Section 6.3.
          (b) Licenses to Improvements. Subject to the terms and conditions of this Agreement, Sigma hereby grants to Sangamo and its Affiliates (i) a worldwide, fully paid, perpetual, irrevocable (subject to Section 10.3(f)), exclusive license (with the right to sublicense) to practice the Sigma Improvements and Joint Improvements (and all patents and patent applications claiming the same) for all purposes outside the Field; and (ii) a worldwide, fully paid, perpetual, irrevocable (subject to Section 10.3(f)), non-exclusive license to practice the Sigma Improvements and Joint Improvements in the Field (A) for its own internal use to identify and develop human and animal therapeutics and (B) in Bona Fide Collaborations with Third

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Parties to identify and develop human and animal therapeutics (including the right to permit the practice of Sigma Improvements in the Field by such Third Parties in such Bona Fide Collaborations).
     2.4 Sangamo Retained Rights. Notwithstanding anything to the contrary in this Agreement, Sangamo and its Affiliates shall retain:
          (a) the exclusive right to use, develop, manufacture, and commercialize (and to grant licenses to use, develop, manufacture, and commercialize) the Sangamo Technology and Licensed Products outside the Field;
          (b) the non-exclusive right to use Sangamo Technology in the Field for their own internal use or in Bona Fide Collaborations with Third Parties to identify and develop human and animal therapeutics (including the right to permit the use of Sangamo Technology in the Field by such Third Parties in such Bona Fide Collaborations); and
          (c) the non-exclusive right to use Sangamo Technology in the Field to the extent necessary to fulfill obligations under this Agreement or any agreement with a Third Party existing on the Effective Date.
     2.5 Negative Covenants.
          (a) Sigma hereby covenants that it shall not use or practice, nor shall it cause or permit any of its sublicensees (including Sublicensees) to use or practice, directly or indirectly, any Sangamo Technology for any purpose other than those expressly permitted by this Agreement. Notwithstanding the foregoing, such covenant shall not apply to any Sangamo Know-How that qualifies for one of the exceptions set forth in Section 9.2.
          (b) Sangamo hereby covenants that it shall not use or practice, nor shall it cause or permit any of its any sublicensees to use or practice, directly or indirectly, any Sigma Improvement for any purpose other than those expressly permitted by this Agreement or to use or practice, directly or indirectly, or grant a license under, any Sangamo Know-How, Sangamo Patent, Sangamo Improvement, or Joint Improvement in the Field in contravention of any licenses granted to Sigma hereunder. Notwithstanding the foregoing, such covenant shall not

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apply to any Sigma Improvement that qualifies for one of the exceptions set forth in Section 9.2.
     2.6 Third Party Licenses.
          (a) The licenses granted to Sigma in Section 2.1 include sublicenses under Sangamo Technology licensed to Sangamo pursuant to Third Party Licenses. Such sublicenses are subject to (i) the limitations set forth in the Third Party Licenses (including without limitation any limitations on the scope and exclusivity of the licenses granted to Sangamo thereunder and any constraints on Sangamo’s ability to prosecute or enforce Sangamo Patents licensed pursuant to such Third Party Licenses), (ii) Sigma’s compliance with the payment obligations set forth in Section 7.10 with respect to such Third Party Licenses, and (iii) Sigma’s satisfaction of the non-financial terms and conditions of the Third Party Licenses, including without limitation those terms set forth on Exhibit C. Sigma understands and acknowledges that (1) the Collaborative Agreement between Gendaq Limited and Rockefeller University dated September 1, 2000 (the “Rockefeller Agreement”) is not a Third Party License, (2) the licenses granted to Sigma under Section 2.1 do not include sublicenses of any licenses received by Sangamo under the Rockefeller Agreement as a result of Sangamo’s acquisition of Gendaq Limited, and (3) with respect to any patents or patent applications included within the Sangamo Patents that are addressed in the Rockefeller Agreement, the licenses granted to Sigma in Section 2.1 to such patents and patent applications are only licenses under Sangamo’s ownership interest in such patents and patent applications. Sigma further understands and acknowledges that, notwithstanding the fact that the MIT Agreement (as such term is defined in Exhibit B) is a Third Party License, (A) the licenses granted to Sigma under Section 2.1 do not include sublicenses under the patents and patent applications licensed to Sangamo pursuant to the Fifth Amendment to the MIT Agreement (such amendment being dated December 15, 2000) and (B) such patents and patent applications are not Sangamo Patents.
          (b) In the event that Sigma desires to license from Third Parties any intellectual property relating to ZFP Products (including any patents described in Section 7.8), Sigma shall [***].
          (c) Licenses to any intellectual property relating to ZFP Products in the Field (including any patents described in Section 7.8) granted to Sangamo shall be deemed to be a

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Third Party License to the extent the requirements set forth in Section 2.6(d) and/or (e) (as applicable) are satisfied.
          (d) An agreement entered into by Sangamo after the Effective Date and under which Sangamo receives a license to certain Information shall only be deemed to be a Third Party License if:
          (i) such Information is reasonably necessary or useful to practice the Sangamo Patents or to make, use or sell ZFP Products in the Field, and Sangamo’s license thereto includes the Field;
          (ii) Sangamo discloses the substantive terms of such agreement to Sigma for review a reasonable amount of time in advance of Sangamo’s anticipated entry into such a license agreement (which Sangamo hereby covenants to do); and
          (iii) Sigma provides Sangamo with written notice within 30 days following Sigma’s receipt from Sangamo of the substantive terms of such agreement, in which (1) Sigma consents to adding such license agreement to the definition of Third Party License, (2) Sigma assumes the obligations applicable to Sigma that are set forth in Section 7.10 with respect to such license agreement as well as all other obligations of such license agreement that are applicable to sublicensees thereunder, and (3) Sigma acknowledges in writing that its sublicense under such license agreement (i) is limited to the Information licensed thereunder but does not include any patents or patent applications licensed thereunder (except to the extent Section 2.6(e) applies to such license agreement) and (ii) is subject to the terms and conditions of such license agreement.
          (e) An agreement entered into by Sangamo after the Effective Date and under which Sangamo receives a license to certain patents or patent applications shall only be deemed to be a Third Party License if:
          (i) such patent or patent application claims the composition of matter, manufacture, or use of ZFP Products useful in the Field, and Sangamo’s license thereto includes the Field;

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          (ii) Sangamo discloses the substantive terms of such agreement to Sigma for review a reasonable amount of time in advance of Sangamo’s anticipated entry into such a license agreement (which Sangamo hereby covenants to do); and
          (iii) Sigma provides Sangamo with written notice within 30 days following Sigma’s receipt from Sangamo of the substantive terms of such agreement, in which (1) Sigma consents to adding such license agreement to the definition of Third Party License, (2) Sigma assumes the obligations applicable to Sigma that are set forth in Section 7.10 with respect to such license agreement as well as all other obligations of such license agreement that are applicable to sublicensees thereunder, and (3) Sigma acknowledges in writing that its sublicense under such license agreement (i) is limited to the patents or patent applications licensed thereunder but does not include any patents or patent applications licensed thereunder (except to the extent Section 2.6(d) applies to such license agreement) and (ii) is subject to the terms and conditions of such license agreement.
     2.7 Therapeutic Collaborations. In the event that Sangamo enters into more than [***] Therapeutic Collaborations during 2007 (after the Effective Date), [***] Therapeutic Collaborations during 2008, or [***] Therapeutic Collaborations during 2009 or any subsequent calendar year, then with respect to each such Therapeutic Collaboration beyond these limits, Sangamo shall, at Sangamo’s option, (a) use Sigma as the supplier of ZFP Products or custom cell lines for such Therapeutic Collaboration (in which case the maximum price charged by Sigma for such supply shall be [***] (the “MFN Price”)) or (b) pay Sigma a fee equal to [***] of the MFN Price. For clarity, any Therapeutic Collaboration in which Sigma supplies ZFP Products or custom cell lines or with respect to which Sangamo makes the payment to Sigma described in subsection (b) above shall not be counted towards the limit of [***] Therapeutic Collaborations (as the case may be) set forth above.
     2.8 Sangamo Downstream Affiliates. In the event that (a) an entity becomes an Affiliate of Sangamo after the Effective Date, (b) Sangamo controls (as such term is defined in Section 1.2) such entity, and (c) such entity Controls Information, patents, or patent applications that would satisfy the definition of Sangamo Know-How or Sangamo Patents (as the case may be) if such entity had been an Affiliate of Sangamo as of the Effective Date, then Sangamo shall

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provide Sigma with written notice describing such Information, patents, or patent applications in reasonable detail. If, within thirty (30) days thereafter, Sigma provides written notice to Sangamo that Sigma would like to discuss the economic terms under which such Information, patents, or patent applications would be included in the Sangamo Technology licensed under this Agreement, the Parties shall negotiate such economic terms in good faith, taking into account the aggregate cost to Sangamo of acquiring control (as such term is defined in Section 1.2) of such entity and the value of such Information, patents, or patent applications in the Field relative to the total value of the assets of such entity. Solely upon mutual written agreement of the Parties regarding all such economic terms, such entity shall be deemed to a “Sangamo Downstream Affiliate.” If the agreed-upon economic terms include the payment by Sigma of royalties on sales of a Licensed Product in a particular country that are in addition to those royalties due to Sangamo pursuant to Section 7.7, Sigma shall be entitled to a credit, against the royalty payments due to Sangamo pursuant to Section 7.7 upon sales of such Licensed Product in the applicable country, in an amount equal to [***] of such additional royalties, provided that in no event shall the royalty rate due to Sangamo pursuant to Section 7.7 be reduced to below [***] of the applicable royalty rates set out in Section 7.7(a).
ARTICLE 3
MANAGEMENT OF THE RESEARCH PLAN COLLABORATION
     3.1 Overall Management Structure. The management of the Research Plan Collaboration shall be vested in a Joint Steering Committee (the “JSC”), with responsibilities, as further discussed in Section 3.2. The JSC and any other committees established by the Parties in connection with the Research Plan Collaboration (collectively, the “Committees”) shall each continue to exist until the first to occur of (a) the Parties mutually agreeing to disband such Committee or (b) the termination of the Research Term. Following such termination of the JSC, the JSC shall be reconvened from time-to-time for the purpose set forth in Section 9.7.
     3.2 Joint Steering Committee.
          (a) Membership. The JSC shall be composed of at least four (4) members, two (2) members appointed by each Party. The JSC will consist of senior members from each

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Party authorized to make decisions with respect to matters including, but not limited to, setting research goals, resolving disputes, and making strategic decisions. Promptly following the Effective Date, each Party shall appoint its initial representatives to the JSC. Each Party may replace its JSC representatives at any time upon written notice to the other Party. Sigma will designate one of its representatives as the Chairperson of the JSC. The Chairperson shall be responsible for scheduling meetings, preparing and circulating an agenda in advance of each meeting, preparing and issuing minutes of each meeting within thirty (30) days thereafter, revising such minutes to reflect timely comments thereon, overseeing the ratification of such revised minutes and other administrative matters relating to the smooth functioning of the JSC.
          (b) Meetings. During the Research Term, the JSC shall meet a minimum of one (1) time every six (6) months. The Parties shall endeavor to schedule meetings of the JSC at least six (6) months in advance. Meetings for the JSC shall be held on an alternating basis in Richmond, California (or such other location in the continental United States as may be chosen by Sangamo) and St. Louis, Missouri (or such other location in the continental United States as may be chosen by Sigma). With the consent of the representatives of each Party serving on a particular committee, other representatives of each Party may attend meetings of that committee as non-voting observers. A meeting of the JSC or a subordinate committee may be held by audio or video teleconference with the consent of each Party, provided that at least half of all meetings for that committee in each calendar year shall be held in person. Meetings of the JSC or a subordinate committee shall be effective only if at least one representative of each Party is present or participating. Each Party shall be responsible for all of its own expenses of participating in the committee meetings.
          (c) Responsibilities. The JSC shall:
          (i) Manage and direct the implementation of the Research Plan Collaboration;
          (ii) Have authority to establish one or more other committees that report to the JSC and assist the JSC in managing and directing the Research Plan Collaboration. Any committees formed beyond the JSC shall be subordinate to the JSC, shall have such membership and responsibilities as the JSC shall determine, and may be

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disbanded by the JSC at any time. Each Party shall use good faith and cooperative efforts to facilitate and assist the efforts of the JSC and all additional committees established by the JSC. For clarity, the JSC does not have any authority beyond the specific matters set forth in this Agreement, and cannot in any way amend or modify the terms or provisions of this Agreement;
          (iii) Resolve, or attempt to resolve any disputes not resolved by any subordinate committees created by the JSC
          (iv) Draft (or have drafted) and approve language for any and all Use Licenses pertaining to Licensed Products, each of which Use Licenses shall, at minimum, incorporate the terms set forth in Exhibit D;
          (v) Have the authority to request the written reports contemplated by Sections 5.3(a) and 5.3(b);
          (vi) Determine the format and frequency of summaries to be provided by Sigma pursuant to Section 5.3(a); and
          (vii) Perform such other functions as appropriate to further the purposes of the Research Plan Collaboration and as allocated to it in writing by the Parties.
          (d) Decision Making; Authority. The JSC shall make its decisions by consensus, with each Party’s representatives collectively having one vote. If the JSC is unable to reach consensus regarding a matter before it, the issue shall be resolved pursuant to Section 13.1. The JSC does not have any authority beyond the specific matters set forth in this Agreement, and cannot in any way amend or modify the terms or provisions of this Agreement.
     3.3 Research Plan Collaboration Guidelines.
          (a) General. In all matters related to implementation of the Agreement, the Parties shall be guided by standards of reasonableness in economic terms and fairness to each of the Parties, striving to balance the legitimate interests and concerns of the Parties and further the Research Plan Collaboration.

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          (b) Independence. Subject to the terms of this Agreement, the activities and resources of each Party shall be managed by such Party, acting independently and in its individual capacity. The relationship between Sangamo and Sigma is that of independent contractors and neither Party shall have the power to bind or obligate the other Party in any manner, other than as is expressly set forth in this Agreement.
ARTICLE 4
RESEARCH PROGRAM
     4.1 Research Term. The Research Plan shall remain in force during the Research Term and shall terminate at the end of the Research Term.
     4.2 Research Plan. The Parties have agreed upon an initial Research Plan, which is set forth in a separate side letter. Within one hundred and twenty (120) days following the Effective Date, the JSC shall update and finalize a new version of the Research Plan. During the Research Term, the JSC shall review the Research Plan at least semiannually and may generate revised versions of the Research Plan that are consistent with the terms of this Agreement and the goals of the Research Plan Collaboration. Significant changes in the scope or direction of the work must be approved by the JSC. Without such approval, the most recently approved Research Plan shall remain in effect. Once approved by the JSC, such revised Research Plan shall replace the prior Research Plan.
     4.3 Use of Subcontractors. Sangamo may subcontract portions of its activities under the Research Plan to a Third Party, provided that such Third Party receives the prior approval of the JSC.
     4.4 Reports to JSC. At each meeting of the JSC during the Research Term and within 30 days following the end of the Research Term, Sangamo shall submit to the JSC a written progress report summarizing the work performed under the Research Plan since the last meeting.
     4.5 Conduct of Research Program. Sangamo shall use Diligent Efforts to conduct its tasks assigned pursuant to the Research Plan and to attempt to achieve the objectives of the

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Research Plan efficiently and expeditiously. Sangamo shall conduct the Research Plan activities in good scientific manner, and in compliance in all material respects with the requirements of applicable laws, rules and regulations and all applicable good laboratory practices. Sangamo personnel performing its responsibilities under the Research Plan shall be reasonably acceptable to Sigma. For the avoidance of doubt, Sigma shall have no obligations under the Research Plan.
     4.6 Research Funding. In recognition of Sigma’s payment of the license fee pursuant to Section 7.2 (including, but not limited to, the license fee payments pursuant to Sections 7.2(b), (c) and (d)) and Sigma’s other obligations under this Agreement, Sangamo shall be solely responsible for supporting the costs of its efforts under the Research Plan, including but not limited to all costs and expenses associated with its personnel. During each Year of the Research Term, Sangamo shall spend $[***] in Research Costs. Promptly following the completion of each such Year, Sangamo shall provide Sigma with sufficient detail and documentation demonstrating the specific basis of such expenses incurred by Sangamo in such Year. In no event shall Sangamo be required, during any Year of the Research Term to incur more than $[***] of Research Costs. For the avoidance of doubt, at the current Annual FTE Rate, and assuming no deduction of out-of-pocket costs or expenses, $[***] in Research Costs is equivalent to [***] FTEs. Sangamo shall track and calculate the number of its FTEs involved in work under the Research Plan in accordance with Sangamo’s then-current accounting methodology.
ARTICLE 5
DEVELOPMENT AND COMMERCIALIZATION
     5.1 General. Subject to the terms and conditions of this Agreement, Sigma shall have sole control over, and responsibility for, the development and commercialization of any Licensed Products in the Field, including the performance of Licensed Services in the Field for Third Parties, all of which shall be carried out at Sigma’s sole expense. Except as expressly set out in this Agreement, Sangamo shall have no responsibility for any costs or expenses incurred by Sigma or any Sublicensees in undertaking development or commercialization of Licensed Products.

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     5.2 Diligence. Sigma shall use Diligent Efforts to develop and commercialize Licensed Products in the Field.
     5.3 Reports.
          (a) Sigma shall keep the JSC informed regarding the overall progress and results of the development and commercialization of any Licensed Products in the Field by Sigma, its Affiliates, or its Sublicensees, including any written reports requested by the JSC. After the JSC ceases to exist pursuant to Section 3.1, Sigma shall thereafter provide directly to Sangamo summaries of the development and commercialization activities performed or anticipated to be performed by Sigma, its Affiliates, or its Sublicensees with respect to Licensed Products in the Field, which summaries shall be in a format and at a frequency decided by the JSC (i.e., prior to the time it ceases to exist) or mutually agreed by the Parties.
          (b) During the first Year, Sangamo shall keep the JSC informed regarding the overall progress and results of any development and commercialization efforts undertaken by Sangamo pursuant to Section 6.1(d), including any written reports requested by the JSC.
     5.4 Product Licenses. Any sales of Licensed Products by Sigma under this Agreement to a Third Party (each, a “Customer”) shall be made pursuant to a written limited use label license (a “Use License”) approved by the JSC. Sigma agrees to label Licensed Products to reflect the terms of the Use License in a manner reasonably consistent with similar labeled products sold by Sigma. Sigma shall not be obligated to independently verify or confirm that its Customers are or will be in compliance with such Use License, or otherwise independently verify or confirm that a Customer’s use of Licensed Products falls within the scope of the Field. For clarity, nothing in the foregoing sentence shall be interpreted to grant Sigma or its sublicensees any rights under the Sangamo Technology outside the Field or to limit Sigma’s obligations under Section 2.5(a). [***]
ARTICLE 6
TRANSITION OF CUSTOM ZFN TECHNOLOGY BUSINESS TO SIGMA
     6.1 Custom Technology Projects. The Parties have agreed that the right to enter into agreements with clients for custom services projects in the Field and to perform such custom

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service projects in the Field shall be transferred to Sigma as of the Effective Date. To that end, the Parties further agree as follows as of the Effective Date:
          (a) Sangamo shall remain responsible for performing those custom services projects with respect to targets for which Sangamo entered into an agreement with a Third Party (an “Existing Customer”) prior to the Effective Date, as set out in the Projects Side letter. All payments for services performed and delivered with respect to such projects shall be payable to Sangamo.
          (b) Sangamo shall refer all further prospective custom service projects in the Field to Sigma including all such projects under negotiation and all such projects with any Existing Customer with respect to targets that are not, as of the Effective Date, the subject of an agreement with such Existing Customer.
          (c) Sangamo shall not agree to provide custom services projects in the Field (other than to provide custom services projects with respect to targets that, as of the Effective Date, are the subject of an agreement with an Existing Customer, as listed in the Projects Side Letter).
          (d) Sangamo shall use Diligent Efforts to provide Sigma with assistance with business development efforts and closing custom projects during the first Year following the Effective Date by making available for such purpose two Sangamo employees reasonably acceptable to Sigma (one such employee with a technology focus; one with a business development focus). The initial two employees are identified in the Projects Side Letter. The time spent by each such employee in providing assistance to Sigma shall be at least equal to the time spent by such employee on custom projects matters prior to the Effective Date. During the second and third Years following the Effective Date, Sangamo shall use Diligent Efforts to provide Sigma with a reasonable level sales and marketing support on a less than full-time basis.
          (e) All custom services project agreements entered into following the Effective Date shall be by and between Sigma and the Third Party. Sangamo shall not be a party to such agreements.
          (f) Sangamo represents and warrants to Sigma that Sangamo has provided

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Sigma copies of all outstanding proposals presented to prospective customers (other than proposals that cannot be so provided without violating a confidentiality agreement with a Third Party); that the copies provided reflect all terms currently being discussed and Sangamo’s understanding of the status of such discussions; and that Sangamo has no knowledge that the relevant prospective customer has determined not to use the services set forth in the relevant provided proposal or to use such services at a level other than as set forth in such provided proposal.
          (g) Sangamo represents and warrants to Sigma that the list of prospects (if any) provided to Sigma in the Projects Side Letter represents bona fide prospects for services; that the status of discussions with such prospects (if any) disclosed in the Projects Side Letter fairly presents the status of discussions; and that Sangamo has no knowledge to the contrary.
          (h) Sangamo shall receive no payment or other consideration from Sigma with respect to the services that Sangamo provides pursuant to this Section 6.1, other than the consideration that Sangamo is to receive pursuant to Article 7, including but not limited to the payment to Sangamo of royalties pursuant to Section 7.7.
          (i) For purposes of clarity, the Parties confirm that Sangamo’s activities pursuant to this Section 6.1 are in addition to its obligations under Article 4, and further confirm that costs and expenses incurred by Sangamo in the performance of its obligations under this Section 6.1 shall not constitute Research Costs.
     6.2 Supply of Supplied ZFNs for Customs Projects. Until such time as the transfer of manufacturing technology from Sangamo to Sigma as set out in Section 6.3 has been completed, Sangamo shall (i) Manufacture and supply to Sigma Active Supplied ZFNs and/or cell lines having the genomic modifications requested pursuant to Section 6.2(a) (“Modified Cell Lines”), and (ii) provide such other collaborative services reasonably necessary for the performance by Sigma of the Custom Projects as set out in Section 6.1 as well as such additional custom service arrangements as Sigma subsequently undertakes to perform. Such Manufacture and supply shall be pursuant to the following terms and conditions:
          (a) Sigma shall from time-to-time issue purchase orders to Sangamo

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identifying the Manufacture and supply services to be performed by Sangamo, including in the case of Modified Cell Lines the particular genomic modification desired.
          (b) Sangamo shall use Diligent Efforts to Manufacture and supply Active Supplied ZFNs and/or Modified Cell Lines pursuant to the terms of those purchase orders that are accepted by Sangamo, which acceptance will not be unreasonably withheld. Each Active Supplied ZFN or Modified Cell Line specified in a purchase order accepted by Sangamo shall be referred to herein as a “Custom Project Deliverable.” For the avoidance of doubt, such Diligent Efforts by Sangamo shall include providing adequate resources to meet the Manufacture and supply obligations under the purchase orders. Notwithstanding the foregoing, Sangamo shall have no obligation to supply Custom Project Deliverables for more than [***]. To the extent that Sigma requests delivery of, and Sangamo agrees to supply, Custom Project Deliverables for more than [***], Sigma shall pay $[***] for each Custom Project Deliverable above such limit. To the extent that Sigma requests delivery of, and Sangamo agrees to supply, Custom Project Deliverables for more than [***], Sigma shall pay $[***] for each Custom Project Deliverable above such limit. To the extent that Sigma requests delivery of, and Sangamo agrees to supply, Custom Project Deliverables for more than [***], Sigma shall pay $[***] for each Custom Project Deliverable above such limit.
          (c) The JSC shall establish a delivery date for each Custom Project Deliverables, taking into account both Sangamo’s interest in having manageable Manufacture and supply obligations and Sigma’s interest in expanding its market and satisfying customer demand and requirements. The Parties anticipate that the lead time for each Custom Project Deliverable will initially be approximately [***]. The Parties agree to cooperate in good faith with a goal of reducing such lead time during the term of this Agreement.
          (d) Sangamo shall receive no payment or other consideration from Sigma with respect to the services that Sangamo provides pursuant to this Section 6.2, other than the consideration set forth in Section 6.2(b) and the consideration that Sangamo is to receive pursuant to Article 7, including but not limited to the payment to Sangamo of royalties pursuant to Section 7.7.
          (e) For purposes of clarity, the Parties confirm that Sangamo’s activities

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pursuant to this Section 6.2 are in addition to its obligations under Article 4, and further confirm that costs and expenses incurred by up to one (1) Sangamo FTE in the performance of Sangamo’s obligations under this Section 6.2 shall constitute Research Costs.
     6.3 Transfer of Manufacturing Technology. At any time following the Effective Date, Sigma may direct that Sangamo transfer the Manufacturing technology then in Sangamo’s possession and Control either to Sigma or to a Contract Manufacturer selected by Sigma and approved by Sangamo, such approval not to be unreasonably withheld, as provided in Exhibit G. The costs and expenses incurred by Sangamo in carrying out such transfer shall be included in Sangamo’s Research Costs; [***] Sangamo’s obligations under Section 6.2 shall cease upon completion of the Information transfer contemplated by this Section 6.3. The Parties confirm their intent to complete the Information transfer contemplated by this Section 6.3 on or about the third anniversary of the Effective Date.
     6.4 Technology Escrow. Within thirty (30) days of the Effective Date, Sangamo shall deposit in escrow with a Third Party escrow company (i) [***] (collectively, the “Escrow Materials”). Sangamo will update the Escrow Materials every [***] thereafter. In addition, Sangamo shall update the Escrow Materials at [***] solely to the extent necessary to replace existing [***] with any replacement versions generated pursuant to the Library Side Letter. The costs of establishing and maintaining such escrow shall be borne entirely by Sigma. Sigma may access and use the Escrow Materials upon occurrence of any of the following events:
          (a) the adjudication of Sangamo as a bankrupt by any court of competent jurisdiction;
          (b) the appointment of a trustee or receiver (or similar official) of all or a substantial part of the property of Sangamo under the federal Bankruptcy Act or any state court receivership proceedings, whether voluntary or involuntary, which appointment, if involuntary, is not removed within sixty (60) days;
          (c) the liquidation of Sangamo or its failure to continue in business (except in the event that such business has been acquired or assumed by another entity);
          (d) the filing by Sangamo of a voluntary petition in bankruptcy, or the consent

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to, or failure to dismiss within the time prescribed by law, of any bankruptcy proceedings instituted against it; or
          (e) refusal by Sangamo to allocate resources to Manufacture Supplied ZFNs for a period of 30 consecutive days or more or other breach of Sangamo’s obligations pursuant to this Article 6.
The technology escrow shall end, and the Escrow Materials shall be returned to Sangamo upon the earlier of termination of this Agreement or completion of the Manufacturing technology transfer described in Section 6.3.
ARTICLE 7
FINANCIAL TERMS
     7.1 Equity. Subject to the terms of a separate stock purchase agreement executed no later than thirty (30) days after the Effective Date (and other agreements and related documents executed pursuant thereto), Sangamo shall issue to Sigma, and Sigma shall purchase, one million shares of Sangamo common stock at a price per share equal to the average closing price of such stock as quoted on the Nasdaq Global Market for the thirty (30) trading days prior to entry into such stock purchase agreement.
     7.2 License Fee. In consideration for the licenses to Sangamo Technology set forth in Article 2, Sigma shall pay Sangamo the following license fees:
          (a) within [***] of the Effective Date, an amount equal to the difference between (i) twelve million five hundred thousand dollars ($12,500,000) and (ii) the consideration paid by Sigma pursuant to Section 7.1;
          (b) within [***] of the Effective Date, one million dollars ($1,000,000);
          (c) within [***] of the Effective Date, one million dollars ($1,000,000); and
          (d) within [***] of the Effective Date, one million dollars ($1,000,000).

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For the avoidance of doubt, the total amount payable by Sigma pursuant to Section 7.1 and this Section 7.2 shall in no event exceed fifteen million five hundred thousand dollars ($15,500,000). The license fee payments made by Sigma to Sangamo pursuant to this Section 7.2 shall be noncreditable and nonrefundable.
     7.3 Development Milestone Payments.
          (a) Sigma shall make each of the milestone payments indicated below to Sangamo in accordance with this Section 7.3 upon the first occurrence of the indicated milestone event:
          (i) $[***] upon the later to occur of (A) Sangamo’s achievement, by [***], of a Quarter Throughput Rate of at least [***] Validated Supplied ZFNs; (B) delivery of at least [***] Active Supplied ZFNs to Sigma, of which at least [***] Validated Supplied ZFNs, as documented by written evidence provided to Sigma; and (C) Sangamo’s completion of the transfer to Sigma of the Validated Process used by Sangamo to achieve such Quarter Throughput Rate;
          (ii) $[***] within ninety (90) days after the achievement of the milestone set forth in Section 7.3(a)(i) unless, despite Sigma’s Diligent Efforts, Sigma is unable to replicate during such ninety (90) day period the Validated Process transferred to Sigma pursuant to Section 7.3(a)(i), as shown by written evidence provided to Sangamo;
          (iii) $[***] upon the later to occur of (A) Sangamo’s achievement, by the [***], of a Quarter Throughput Rate of at least [***] Validated Supplied ZFNs; (B) delivery of at least [***] Active Supplied ZFNs to Sigma, of which at least [***] Validated Supplied ZFNs, as documented by written evidence provided to Sigma; and (C) Sangamo’s completion of the transfer to Sigma of the Validated Process used by Sangamo to achieve such Quarter Throughput Rate;
          (iv) $[***] within ninety (90) days after the achievement of the milestone set forth in Section 7.3(a)(iii) unless, despite Sigma’s Diligent Efforts, Sigma is unable to reproduce during such ninety (90) day period the Validated Process transferred to Sigma pursuant to Section 7.3(a)(iii), as shown by written evidence provided to Sangamo;

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          (v) $[***] upon the later to occur of (A) Sangamo’s achievement, by the [***], of a Quarter Throughput Rate of at least [***] Validated Supplied ZFNs; (B) delivery of at least [***] Active Supplied ZFNs to Sigma, of which at least [***] Validated Supplied ZFNs, as documented by written evidence provided to Sigma; and (C) Sangamo’s completion of the transfer to Sigma of the Validated Process used by Sangamo to achieve such Quarter Throughput Rate; and
          (vi) $[***] within ninety (90) days after the achievement of the milestone set forth in Section 7.3(a)(v) unless, despite Sigma’s Diligent Efforts, Sigma is unable to reproduce during such ninety (90) day period the Validated Process transferred to Sigma pursuant to Section 7.3(a)(v), as shown by written evidence provided to Sangamo.
          (b) For the purpose of this Section 7.3, the “Quarter Throughput Rate” means the number of Validated Supplied ZFNs that can be generated during a ninety (90) day period by performing (from start to finish during such period) both the Manufacturing of Active Supplied ZFNs and the Validated Process with respect thereto, [***]
          (c) The Parties agree that the transfer of a Validated Process to Sigma, as contemplated by this Section 7.3, shall include both the transfer to Sigma of reasonably detailed written documentation describing the Validated Process and a live demonstration by Sangamo to Sigma personnel of Validated Process on a single Target and a single cell line. The JSC shall establish technical requirements with respect to the content of such written documentation and each such live demonstration, as well as objective criteria for determining whether the transfer of the Validated Process to Sigma has been completed for the purpose of triggering the milestone payments set forth in Section 7.3(a).
          (d) Sigma shall pay the indicated amounts within thirty (30) days of achievement of the milestone. For clarity, in the event that Sangamo achieves the milestone described in Section 7.3(a)(iii), Sangamo shall be deemed to have achieved the milestone set forth in Section 7.3(a)(i) (if not previously achieved), and in the event that Sangamo achieves the milestone described in Section 7.3(a)(v), Sangamo shall be deemed to have achieved the milestones set forth in Sections 7.3(a)(i) and 7.3(a)(iii) (if not previously achieved). For further clarity, achievement of the milestone described in Section 7.3(a)(iv) shall trigger the milestone

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payment set forth in Section 7.3(a)(ii) (if not previously paid), and achievement of the milestone described in Section 7.3(a)(vi) shall trigger the milestone payments set forth in Sections 7.3(a)(ii) and 7.3(a)(iv) (if not previously paid).
          (e) In no event will the total amount of milestone payments paid by Sigma pursuant to this Section 7.3 exceed five million dollars ($5,000,000). All payments made by Sigma to Sangamo pursuant to this Section 7.3 shall be noncreditable and nonrefundable.
     7.4 Commercial Milestone Payments. Sigma shall make each of the milestone payments indicated below to Sangamo within thirty (30) days after aggregate, cumulative Net Sales of all Licensed Products in the Territory first reach the corresponding dollar values.

Aggregate, Cumulative Net Sales (Worldwide)	Payment
$ [***]	$ [***]
$ [***]	$ [***]
$ [***]	$ [***]
$ [***]	$ [***]
In no event will the total amount of milestone payments paid by Sigma pursuant to this Section 7.4 exceed seventeen million dollars ($17,000,000).
     7.5 Minimum Annual Payments.
          (a) Sigma shall pay to Sangamo on or before each anniversary of the Effective Date up to and including the tenth anniversary of the Effective Date, the minimum annual payment obligation set forth in this Section 7.5 with respect to such anniversary. Such payment obligation for a particular anniversary shall be reduced (but not below zero) by (i) any royalties owed to Sangamo pursuant to Section 7.7 with respect to sales in the first quarter of the calendar year in which such anniversary occurs or (ii) any payments owed to Sangamo pursuant to Section 7.6 with respect to Sublicensing Revenue received by Sigma during the first quarter of such calendar year. Each payment made by Sigma pursuant to this Section 7.5 is referred to as a

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“Minimum Annual Payment.”

Anniversaries of the Effective Date	Minimum Annual Payment Obligation
First, Second, Third	$[***]
Fourth, Fifth, Sixth, Seventh	$[***]
Eighth, Ninth, Tenth	$[***]
          (b) Each Minimum Annual Payment made by Sigma to Sangamo pursuant to this Section 7.5 shall be nonrefundable but fully creditable against (i) any royalties owed to Sangamo pursuant to Section 7.7 with respect to sales in the second, third, and fourth quarters of the calendar year in which such Minimum Annual Payment was made or (ii) any payments owed to Sangamo pursuant to Section 7.6 with respect to Sublicensing Revenue received by Sigma during the second, third, and fourth quarters of such calendar year.
          (c) For the avoidance of doubt, the failure of Sigma to achieve a level of Net Sales in any year triggering payment of a Minimum Annual Payment for such year shall not be deemed to be a breach of any obligation of Sigma under this Agreement.
     7.6 Sublicensing Revenues. Within forty-five (45) days after the end of each calendar quarter up to and including the calendar quarter in which the second anniversary of the Effective Date falls, Sigma shall pay Sangamo an amount equal to fifty percent (50%) of the Sublicensing Revenues received by Sigma during such calendar quarter. Within forty-five (45) days after the end of each calendar quarter thereafter, Sigma shall pay Sangamo an amount equal twenty-five percent (25%) of the Sublicensing Revenues received by Sigma during such calendar quarter. Each Sublicensing Revenue payment shall be accompanied by a statement itemizing the amount and type (e.g., license fee, milestone payment, etc.) of each payment received by Sigma from each Sublicensee during the relevant calendar quarter. The Sublicensing Revenue payments made by Sigma to Sangamo pursuant to this Section 7.6 shall be noncreditable (except as set forth in Section 7.5) and nonrefundable.
     7.7 Royalties
          (a) Sigma shall pay royalties to Sangamo on Net Sales of each Licensed Products as follows:

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          (i) at the rate of [***] of Net Sales of Licensed Product in any country where the creation, development, manufacture, use or sale of such Licensed Product is covered by a Valid Claim or where no Third Party is selling a product or service for use in the Field that competes with such Licensed Product (which competition, for clarity, will be assessed on a product-by-product or service-by-service basis and, solely in the case of products, shall require that such product and such Licensed Product involve the targeting of the same gene (whether or not such targeting is accomplished by the same mechanism));
          (ii) at the rate of [***] of Net Sales of Licensed Products in all other cases.
          (b) All royalties due under this Section 7.7 shall be paid quarterly, on a country-by-country basis, within sixty (60) days of the end of the relevant calendar quarter for which royalties are due. Such royalty payments shall be noncreditable (except as set forth in Section 7.5) and nonrefundable.
          (c) Sangamo’s right to receive royalties under this Section 7.7 with respect to a particular country shall continue, on a Licensed Product-by-Licensed Product basis, for the longer of (i) [***] (ii) the [***] anniversary of the Effective Date.
          (d) Each royalty payment shall be accompanied by a statement that includes sufficient information for Sangamo to understand Sigma’s calculation of such royalty payment, including without limitation the number, description, and gross sales and Net Sales, by country, of each Licensed Product sold during the relevant calendar quarter. Each statement shall be deemed to be “Confidential Information” of Sigma.
          (e) For the avoidance of doubt, no multiple royalties will be required to be paid because a Licensed Product or its manufacture, use, or sale is covered by more than one Valid Claim or patent or patent application within the Sangamo Patents or Sangamo Know-How. For the avoidance of doubt, no royalty shall be payable pursuant to Section 7.7(a)(ii) if a royalty is payable pursuant to Section 7.7(a)(i).
     7.8 Royalty Adjustment. If there exists in any country during the Term one or more patents of a Third Party that cover ZFP Products or their use or manufacture and that would be

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infringed by the making, use or sale of a Licensed Product and it is necessary for Sigma or Sangamo to obtain a royalty-bearing license from such Third Party under such patent(s) in a particular country, then Sigma shall be entitled to a credit, against the royalty payments due to Sangamo upon sales of such Licensed Product in the applicable country, in an amount equal to [***] of any royalty paid to such Third Party by Sigma (including royalties paid pursuant to Third Party Licenses) based upon the sales of the Licensed Product in such country, provided that in no event shall the royalty rate due to Sangamo to be reduced to below [***] of the applicable royalty rates set out in Section 7.7.
     7.9 Certain Payments to Sigma.
          (a) Sangamo shall pay Sigma an amount equal to the Sigma Share of any Clinical Development Payment received by Sangamo under a Sangamo Collaboration. All payments under this Section 7.9(a) shall be due no later than thirty (30) days after the end of the calendar quarter in which Sangamo receives the applicable Clinical Development Payment.
          (b) Sigma shall notify Sangamo in writing upon achieving each of the First Tier Milestone, Second Tier Milestone, and Third Tier Milestone. The “Sigma Share” shall be determined as follows:
          (i) Except as provided in Sections 7.9(b)(ii)-(iv), the Sigma Share shall be equal to [***].
          (ii) In the event that Sigma achieves the First Tier Milestone, then, for any Sangamo Collaborations that Sangamo enters into following Sangamo’s receipt of written notice of Sigma’s achievement of the First Tier Milestone and prior to Sangamo’s receipt of written notice of Sigma’s achievement of the Second Tier Milestone, the Sigma Share shall be equal to [***]
          (iii) In the event that Sigma achieves the Second Tier Milestone, then, for any Sangamo Collaborations that Sangamo enters into following Sangamo’s receipt of written notice of Sigma’s achievement of the Second Tier Milestone and prior to Sangamo’s receipt of written notice of Sigma’s achievement of the Third Tier Milestone, the Sigma Share shall be equal to [***]. For clarity, achievement and/or notice of the Second Tier Milestone shall

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not affect the Sigma Share applicable to any Sangamo Collaborations entered into prior to Sangamo’s receipt of written notice of Sigma’s achievement of the Second Tier Milestone.
          (iv) In the event that Sigma achieves the Third Tier Milestone, then, for any Sangamo Collaborations that Sangamo enters into following Sangamo’s receipt of written notice of Sigma’s achievement of the Third Tier Milestone, the Sigma Share shall be equal to [***]. For clarity, achievement and/or notice of the Third Tier Milestone shall not affect the Sigma Share applicable to any Sangamo Collaborations entered into prior to Sangamo’s receipt of written notice of Sigma’s achievement of the Third Tier Milestone.
     7.10 Payments for Third Party Licenses.
          (a) Sangamo Responsibilities. Sangamo (and not Sigma) shall be responsible for paying all fees, milestones, royalties and other compensation owed to Third Parties pursuant to Third Party Licenses identified in Exhibit B as of the Effective Date (including any post-Effective Date amendments of such Third Party Licenses) on account of (i) the grant to Sigma of the licenses set forth in Section 2.1 or (ii) the generation, development and/or commercialization of Licensed Products by Sigma, but excluding any payments for which Sigma is responsible pursuant to Section 7.10(b). Sangamo and Sigma shall cooperate and provide such exchange of information as reasonably necessary to enable Sigma to provide, at least ten (10) days in advance of the applicable due date, with all information reasonably required by or useful to Sangamo to (A) ascertain when milestone payments are owed under Third Party Licenses, (B) calculate the amounts of royalty payments due under Third Party Licenses, and (C) provide required reports.
          (b) Sigma Responsibilities. Sigma shall be responsible for paying (i) any sublicense issuance and sublicense maintenance fees owed to Third Parties pursuant to Third Party Licenses on account of the grant of a sublicense by Sigma or its sublicensees and (ii) all milestones, royalties and other compensation owed to Third Parties pursuant to post-Effective Date Third Party Licenses on account of (A) the grant to Sigma of the licenses set forth in Section 2.1 or (B) the generation, development and/or commercialization of Licensed Products by Sigma, its Affiliates, and Sublicensees within the Field. Sigma shall provide and shall cause its Affiliates to provide Sangamo at least ten (10) days in advance of the applicable due date,

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with all information reasonably required by or useful to Sangamo to (A) ascertain when milestone payments are owed under Third Party Licenses, (B) calculate the amounts of royalty payments due under such Third Party Licenses, and (C) provide required reports. Sangamo shall cooperate with Sigma, and shall facilitate such exchange of information, in each case as reasonably necessary to assist Sigma in complying with the foregoing obligation.
          (c) Joint Responsibilities. Sigma and Sangamo shall reasonably allocate responsibility for paying upfront fees or license maintenance fees (i.e., fees paid in consideration for the continued license from the applicable Third Party licensor to Sangamo) owed to Third Parties pursuant to post-Effective Date Third Party Licenses. Such allocation shall take into account the relative value that the intellectual property licensed to Sangamo under the applicable Third Party License contributes to, on the one hand, the rights granted to Sigma hereunder and, on the other hand, all of Sangamo’s retained rights hereunder. Sangamo and Sigma shall cooperate and provide such exchange of information as reasonably necessary with respect thereto.
          (d) Sublicense Agreements. Sigma may structure each Sublicense Agreement so that the applicable Sublicensee shall be responsible for paying some or all of the fees and other amounts owed to Third Parties pursuant to Third Party Licenses. If Sigma elects to structure a Sublicense Agreement in this manner, Sigma shall collect the relevant payments and reports from the applicable Sublicensee and shall pay to Sangamo all such payments and shall provide Sangamo with any corresponding reports at least ten (10) days in advance of the applicable due date. For the avoidance of doubt, regardless of whether or not Sigma makes a Sublicensee responsible for fees and other amounts owed to Third Parties pursuant to Third Party Licenses, Sigma shall remain responsible for making any payments required by Section 7.10(b) and (c).
     7.11 Payment Method. All payments due under this Agreement shall be made by bank wire transfer in immediately available funds to an account designated by the Party to receive such payment or by a Party’s check payable to the receiving Party at such address as furnished by the receiving Party from time to time. All payments hereunder shall be made in United States dollars.

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     7.12 Taxes. The Party receiving payment hereunder shall pay any and all taxes levied on account of all payments it receives under this Agreement. If laws or regulations require that taxes be withheld, the Party making payment will (a) deduct those taxes from the remittable payment, (b) pay the taxes to the proper taxing authority, and (c) send evidence of the obligation together with proof of tax payment to the Party receiving payment within thirty (30) days following that tax payment.
     7.13 Foreign Exchange. Conversion of sales recorded in local currencies to United States dollars will be performed in a manner consistent with the Party making payments normal practices used to prepare its audited financial statements for internal and external reporting purposes, which uses a widely accepted source of published exchange rates.
     7.14 Records; Inspection. Each Party shall keep complete, true and accurate books of account and records for the purpose of determining the payments to be made or received under this Agreement, including without limitation records of Net Sales necessary to verify payments made under Section 7.7 and to verify the achievement of the First Tier Milestone, Second Tier Milestone, and Third Tier Milestone under Section 7.9. Such books and records shall be kept for at least three (3) calendar years following the end of the calendar quarter to which they pertain. Such records will open for inspection during such three (3) calendar year period by independent accountants reasonably acceptable to the Party whose records are being inspected, solely for the purpose of verifying payment statements hereunder. Such inspections shall be made no more than once each calendar year, at reasonable time and on reasonable notice. Inspections conducted under this Section 7.14 shall be at the expense of the inspecting Party, unless such inspection reveals an underpayment by, or overpayment to, the Party whose records were inspected that exceeds five percent (5%) of the amount paid by or to such Party whose records are inspected as the case may be for any period covered by the inspection is established in the course of such inspection, whereupon all costs relating to the inspection for such period will be paid promptly by the Party whose records were inspected. The Party whose records were inspected shall promptly pay to the inspecting Party any unpaid amounts and/or refund to the inspecting Party any excess payments made by the inspecting Party (in each case, plus interest) that are discovered as a result of an inspection hereunder.

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     7.15 Interest. If a Party fails to make any payment due under this Agreement, then interest shall accrue on a daily basis at a rate equal to [***] above the then-applicable prime commercial lending rate of CitiBank, N.A., San Francisco, California, or at the maximum rate permitted by applicable law, whichever is the lower.
     7.16 Additional Provisions. For the avoidance of doubt, and subject to Section 10.4(c), Sigma shall not be obligated to make any payment pursuant to this Agreement following the termination of this Agreement, except for amounts payable under Sections 7.2, 7.3, 7.4, 7.5, 7.6 and 7.7 which have fully accrued prior to such termination; termination shall not give rise to prorating of any such payment that is not fully accrued at the time of termination. For clarity, any payments payable under Section 6.2(a) shall be fully accrued upon delivery of the applicable Custom Project Deliverable; any payments due under Section 6.3 shall be fully accrued upon Sangamo incurring the applicable reimbursable costs or expenses; any payments payable under Section 7.9 shall be fully accrued upon Sangamo’s receipt of the applicable Clinical Development Payment; any payments payable under Section 7.10(b) shall be deemed to have been fully accrued prior to termination to the extent that the triggering event occurred prior to termination and the corresponding payment obligation to the relevant Third Party licensor comes due prior to, or remains due despite, termination of this Agreement; any milestone payments payable under Section 7.3 or 7.4 shall be fully accrued upon achievement of the applicable milestone event; any payments payable under Section 7.6 shall be fully accrued upon Sigma’s receipt of the applicable Sublicensing Revenue; and any royalty payments payable under Section 7.7 shall be fully accrued on the date of the relevant invoice or other billing giving rise to Net Sales.
ARTICLE 8
INTELLECTUAL PROPERTY
     8.1 Disclosure of Improvements; Ownership of Intellectual Property.
          (a) At a regular interval to be agreed by the Parties (but no less than two times per Year) during the Term, the Parties shall disclose to each other the making, development, conception, or reduction to practice of all Improvements, to extent that any of the foregoing were

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made, developed, conceived, or reduced to practice since the previous new invention disclosure.
          (b) Ownership of the Sangamo Know-How and Sangamo Patents shall be and remain vested at all times in Sangamo, subject to the license granted to Sigma pursuant to Section 2.1.
          (c) Sigma Improvements and Sigma Improvement Patents shall be owned by Sigma, subject to the license granted to Sangamo pursuant to Section 2.3.
          (d) Joint Inventions and Joint Patents shall be jointly owed by Sigma and Sangamo, with each Party having an undivided one-half interest in each Joint Invention and Joint Patent, subject to the licenses granted pursuant to Sections 2.1 and 2.3. Each Party may practice and grant licenses under each Joint Invention and Joint Patent without the consent of, or a duty of accounting to, the other Party, provided that such practice and licenses are consistent with such Party’s rights under this Agreement. For the avoidance of doubt, Joint Inventions that are not Joint Improvements, and Joint Patents that are not Joint Improvement Patents shall not be subject to the rights and licenses set out in Sections 2.1 and 2.3.
          (e) Ownership of Improvements made by Sublicensees will be governed by the applicable Sublicense Agreement, but shall in every case be subject to the license granted to Sangamo pursuant to Section 2.2(b)(ii).
     8.2 Employees; Cooperation.
          (a) Each Party represents and agrees that all employees or others acting on its behalf in performing its obligations under this Agreement shall be obligated under a binding written agreement to assign to such Party all inventions (and all related intellectual property) made or conceived by such employee or other person during and in connection with the Research Plan Collaboration. The Parties agree to undertake to enforce such agreements (including, where appropriate, by legal action) considering, among other things, the commercial value of such inventions.
          (b) The Party responsible for filing, prosecution, or maintenance of a particular Sangamo Patent, Improvement Patent, or Joint Patent pursuant to Section 8.3, 8.4, or

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8.5 (the “Filing Party”) shall consult with and keep other Party (the “Non-Filing Party”) fully informed of all issues relating to the preparation, filing, prosecution and maintenance of such patent, and shall furnish to the Non-Filing Party copies of all documents received from, and filed in, the applicable Patent Office. The Filing Party shall provide to the Non-Filing Party copies of documents relevant to such preparation, filing, prosecution or maintenance in sufficient time prior to filing such document or making any payment due thereunder to allow for review and comment by the Non-Filing Party, and the Filing Party shall consider such comments in good faith.
     8.3 Filing, Prosecution and Maintenance of Sangamo Patents.
          (a) As between the Parties, Sangamo shall have the first right to file, prosecute, and/or maintain the Sangamo Patents (other than Joint Patents), for which it shall bear all associated costs and expenses.
          (b) Should Sangamo decide not to file or continue prosecuting or maintaining a particular Sangamo Patent (other than a Joint Patent), it shall notify Sigma in writing promptly after such decision is made and not less than sixty (60) days prior to any applicable deadline. Thereafter, to the extent that no Third Party has a right to assume the prosecution and maintenance of such Sangamo Patent, Sigma may assume such prosecution and maintenance at its sole cost and expense.
          (c) Sigma’s rights under this Section 8.3 with respect to any Sangamo Patent licensed to Sangamo by a Third Party shall be subject to the rights of such Third Party to file, prosecute, and/or maintain such Sangamo Patent.
     8.4 Filing, Prosecution and Maintenance of Sigma Improvement Patents. Sigma shall have the first right to file, prosecute, and/or maintain all Sigma Improvement Patents, for which it shall bear all associated costs and expenses. Should Sigma decide not to file or continue prosecuting or maintaining a particular Sigma Improvement Patent, it shall notify Sangamo in writing promptly after such decision is made and not less than sixty (60) days prior to any applicable deadline. Thereafter, Sangamo shall have the right, but not the obligation, to assume such filing, prosecution and maintenance at its sole cost and expense.

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     8.5 Filing, Prosecution and Maintenance of Joint Patents. Sangamo shall have the first right to file, prosecute, and/or maintain all Joint Improvement Patents. The Parties shall determine on a case-by-case basis, in good faith and by mutual agreement, the allocation of the associated costs and expenses in connection therewith, which allocation shall take into account the relative value of the applicable Joint Improvement Patent inside and outside the Field. The Parties shall determine, in good faith and by mutual agreement, which of them should reasonably assume responsibility for filing, prosecuting and maintaining other Joint Patents, and the Parties shall share equally all associated costs and expenses in connection therewith. Should either Party decide not to file or continue prosecuting or maintaining a particular Joint Patent, it shall notify the other Party in writing promptly after such decision is made and not less than sixty (60) days prior to any applicable deadline. Thereafter, the other Party shall have the right, but not the obligation, to assume such filing, prosecution and maintenance at its sole cost and expense, and if it does so, the declining Party shall assign to the other Party all its right, title and interest to any such Joint Improvement Patent or Joint Patent in the applicable country, and upon such assignment such Joint Patent in such country shall no longer be treated as a Joint Improvement Patent or Joint Patent, respectively, hereunder but may be a Sangamo Patent or Sigma Improvement Patent to the extent such former Joint Patent satisfies the definitions thereof (without giving effect to the initial parenthetical in the definition of Sigma Improvements).
     8.6 Enforcement of Sangamo Patents
          (a) If either Party becomes aware of any Third Party activity in the Field (and outside the Plant Field) that infringes a Sangamo Patent or any legal filing made by a Third Party with a court or administrative agency alleging that a Sangamo Patent is invalid or unenforceable (collectively, for the purpose of this Section 8.6, “Infringement”), then that Party shall give prompt written notice to the other Party regarding such infringement.
          (b) As between the Parties, Sangamo shall have the first right, but not the obligation, to attempt to resolve such Infringement by commercially appropriate steps, including without limitation the filing of an infringement suit using counsel of its own choice.
          (c) If Sangamo fails to resolve such Infringement or to initiate a suit with respect thereto within one hundred twenty (120) days after delivery of the notice set forth in

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Section 8.6(a), then upon Sigma’s request and Sangamo’s written consent (not to be unreasonably withheld), Sigma shall have the right, but not the obligation, to attempt to resolve such Infringement by commercially appropriate steps, including without limitation the filing of an infringement suit using counsel of its own choice.
          (d) In any event, the Party not bringing an infringement action under this Section 8.6 agrees to be joined as a party to the suit, at the request and expense of the Party bringing such action, and to provide reasonable assistance in any such action. Neither Party shall settle or otherwise compromise any such action in a way that adversely affects the other Party’s intellectual property rights without such Party’s prior written consent.
          (e) Any amounts recovered by the Party taking an action pursuant to this Section 8.6, whether by settlement or judgment, shall be allocated first to reimburse each Party for any costs and expenses incurred by such Party (and not otherwise reimbursed). Any remaining recovery shall be shared by the Parties in proportion to the percentage of litigation expenses funded by each Party.
          (f) Sigma’s rights under this Section 8.6 with respect to any Sangamo Patent licensed to Sangamo by a Third Party shall be subject to the rights of such Third Party to enforce such Sangamo Patent.
     8.7 Enforcement of Sigma Improvement Patents
          (a) If either Party becomes aware of any Third Party activity that infringes a Sigma Improvement Patent, then that Party shall give prompt written notice to the other Party regarding such infringement.
          (b) With respect to infringement involving Third Party activity outside the Field or in the Plant Field, Sangamo shall have the first right, but not the obligation, to attempt to resolve such infringement, whether by settlement or judgment. If Sangamo fails to resolve such infringement or to initiate a suit with respect thereto within one hundred twenty (120) days after delivery of the notice set forth in Section 8.7(a), then Sigma shall have the right, but not the obligation, to attempt to resolve such infringement by commercially appropriate steps, including without limitation the filing of an infringement suit using counsel of its own choice.

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          (c) With respect to infringement involving Third Party activity solely in the Field (and not in the Plant Field), Sigma shall have the right, but not the obligation, to attempt to resolve such infringement or allegation, whether by settlement or judgment.
          (d) A Party’s right to initiate a patent infringement suit under this Section 8.7 shall include the right to resolve any allegation that a Sigma Improvement Patent is invalid or unenforceable brought as a counterclaim in such suit.
          (e) In any event, the Party not bringing an infringement action under this Section 8.7 agrees to be joined as a party to the suit, at the request and expense of the Party bringing such action, and to provide reasonable assistance in any such action, at the requesting Party’s expense. Neither Party shall settle or otherwise compromise any such action in a way that adversely affects the other Party’s intellectual property rights without such Party’s prior written consent.
          (f) Any amounts recovered by the Party taking an action pursuant to this Section 8.7, whether by settlement or judgment, shall be allocated first to reimburse each Party for any costs and expenses incurred by such Party (and not otherwise reimbursed). Any remaining recovery shall be shared by the Parties in proportion to the percentage of litigation expenses funded by each Party.
     8.8 Enforcement of Joint Patents.
          (a) If either Party becomes aware of any Third Party activity that infringes a Joint Patent, then that Party shall give prompt written notice to the other Party regarding such infringement.
          (b) With respect to infringement of a Joint Improvement Patent involving Third Party activity outside the Field or in the Plant Field:
               (i) Sangamo shall have the right, but not the obligation, to attempt to resolve such infringement by commercially appropriate steps, including without limitation the filing of an infringement suit using counsel of its own choice. If Sangamo institutes such a suit with respect to a Joint Patent, it will do so at its expense, and will be

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entitled to keep all recoveries.
               (ii) If Sangamo fails to resolve such infringement or to initiate a suit with respect thereto within one hundred twenty (120) days after delivery of the notice set forth in Section 8.8(a), then Sigma shall have the right, but not the obligation, to attempt to resolve such infringement by commercially appropriate steps, including without limitation the filing of an infringement suit using counsel of its own choice. If Sigma initiates such a suit with respect to a Joint Patent it will do so at its own expense, and will be entitled to keep all recoveries.
          (c) With respect to infringement of a Joint Improvement Patent involving Third Party activity in the Field (and not in the Plant Field):
               (i) Sigma shall have the right, but not the obligation, to attempt to resolve such infringement by commercially appropriate steps, including without limitation the filing of an infringement suit using counsel of its own choice. If Sigma institutes such a suit with respect to a Joint Patent, it will do so at its expense, and will be entitled to keep all recoveries.
               (ii) If Sigma fails to resolve such infringement or to initiate a suit with respect thereto within one hundred twenty (120) days after delivery of the notice set forth in Section 8.8(a), then Sangamo shall have the right, but not the obligation, to attempt to resolve such infringement by commercially appropriate steps, including without limitation the filing of an infringement suit using counsel of its own choice. If Sangamo initiates such a suit with respect to a Joint Patent it will do so at its own expense, and will be entitled to keep all recoveries.
          (d) If either Party becomes aware of any Third Party activity that infringes a Joint Patent other than a Joint Improvement Patent, then that Party shall give prompt written notice to the other Party regarding such infringement. The Parties shall then consult in good faith regarding such asserted infringement and the reasonable actions that the Parties may take in connection therewith.
          (e) In any event, the Party not bringing an infringement action under this

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Section 8.8 agrees to be joined as a party to the suit, at the request and expense of the Party bringing such action, and to provide reasonable assistance in any such action, at the requesting Party’s expense. Neither Party shall settle or otherwise compromise any such action in a way that adversely affects the other Party’s intellectual property rights without such Party’s prior written consent.
     8.9 Defense of Third Party Infringement Claims. If a Third Party asserts that a patent or other right Controlled by it is infringed by activities in the Field or a Party becomes aware of a patent or other right that might form the basis for such a claim, the Party first obtaining knowledge of such a claim or such potential claim shall immediately provide the other Party with notice thereof and the related facts in reasonable detail. The Parties shall discuss the merits of such claim or potential claims and shall attempt, if they determine doing so to be reasonably appropriate, in good faith to mutually agree whether to obtain a license from such Third Party. If the intellectual property pertains to ZFP Products both inside and outside the Field, then, as between the Parties, Sangamo shall be the party that enters into any license agreement with such Third Party and Sigma shall be entitled to a sublicense in the Field under such license agreement (or any license agreement entered into by Sangamo hereunder that pertains to ZFP Products in the Field) if it follows the procedures therefor set forth in Section 2.6(d) and/or 2.6(e) (as applicable). If the intellectual property pertains to ZFP Product inside but not outside the Field, then Section 2.6(b) shall apply. In the event that Sigma is the party that enters into a license agreement with such Third Party, Sigma shall be responsible for amounts payable with respect to any such license; provided, however, that royalties paid by Sigma pursuant to such license shall be creditable pursuant to Section 7.8 to the extent such royalties satisfy the terms thereof. Neither Party shall be required to conduct any work under this Agreement which it believes in good faith may infringe Third Party patent or other intellectual property rights. Except as set forth in Article 12 or otherwise agreed in writing by the Parties, each Party shall control and bear the expense of its own defense of such Third Party claim. The parties shall discuss with each other on a regular basis all actions under and pursuant to this Section 8.9 in order to endeavor in good faith to resolve any situation hereunder in a manner reasonably satisfactory to both parties.

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ARTICLE 9
CONFIDENTIALITY
     9.1 Nondisclosure of Confidential Information. All Information disclosed by one Party to the other Party pursuant to this Agreement shall be “Confidential Information” for all purposes hereunder. The Parties agree that during the term of this Agreement and for a period of seven (7) years thereafter, a Party receiving Confidential Information of the other Party will (a) use commercially reasonable efforts to maintain in confidence such Confidential Information (but not less than those efforts as such Party uses to maintain in confidence its own proprietary industrial information of similar kind and value) and not to disclose such Confidential Information to any Third Party without prior written consent of the other Party, except for disclosures made in confidence to any Third Party under terms consistent with this Agreement and made in furtherance of this Agreement or of rights granted to a Party hereunder, and (b) not use such other Party’s Confidential Information for any purpose except those permitted by this Agreement (it being understood that this subsection (b) shall not create or imply any rights or licenses not expressly granted under Article 2). In any event, the Parties agree to take all reasonable action to avoid disclosure of Confidential Information except as permitted hereunder.
     9.2 Exceptions. The obligations in Section 9.1 shall not apply with respect to any portion of the Confidential Information that the receiving Party can show by competent written proof:
          (a) is publicly disclosed by the disclosing Party, either before or after it is disclosed to the receiving Party hereunder; or
          (b) was known to the receiving Party or any of its Affiliates, without obligation to keep it confidential, prior to disclosure by the disclosing Party; or
          (c) is subsequently disclosed to the receiving Party or any of its Affiliates by a Third Party lawfully in possession thereof and without obligation to keep it confidential; or
          (d) is published by a Third Party or otherwise becomes publicly available or enters the public domain, either before or after it is disclosed to the receiving Party; or

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          (e) has been independently developed by employees or contractors of the receiving Party or any of its Affiliates without the aid, application or use of Confidential Information.
     9.3 Authorized Disclosure. A Party may disclose the Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary in the following instances:
          (a) Disclosures required by operation of law or court order (provided the Party required to disclose Confidential Information belonging to the other Party gives the other Party as much prior notice as is reasonably practicable and discloses only such information as it is obligated to); and
          (b) disclosures in connection with the performance of this Agreement to Affiliates and then-current and potential collaborators, partners, licensees, research collaborators, investment bankers, investors, lenders, acquirers, employees, consultants, agents, customers, sublicensees, and contractors, each of whom prior to disclosure must be bound by similar obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Article 9.
     9.4 Terms of Agreement. The Parties acknowledge that the terms of this Agreement shall be treated as Confidential Information of both Parties. Such terms may be disclosed by a Party to individuals or entities covered by Section 9.3(b) above, each of whom prior to disclosure must be bound by similar obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Article 9. In addition, a copy of this Agreement may be filed by either Party with the Securities and Exchange Commission. In connection with any such filing such Party shall endeavor to obtain confidential treatment of economic and trade secret information, and shall keep the other Party informed as the planned filing (including, but not limited to providing the other Party with the proposed filing reasonably in advance of making the planned filing) and consider the requests of the other Party regarding such confidential treatment. With respect to any Third Party License that requires Sangamo to provide to the applicable Third Party licensor a copy of this Agreement or a summary of the terms of this Agreement, Sangamo may provide such copy or summary to such Third Party licensor in confidence.

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     9.5 Termination of Prior Agreements. This Agreement supersedes the Confidential Disclosure Agreement between Sangamo and the Biotechnology Division of Sigma-Aldrich Corporation, dated August 24, 2006. All Information exchanged between the Parties under such earlier agreement shall be deemed Confidential Information of the disclosing Party and shall be subject to the terms of this Article 9.
     9.6 Publicity. The Parties agree that the public announcement of the execution of this Agreement shall be substantially in the form of the press release attached as Exhibit E. Any other publication, news release or other public announcement relating to this Agreement or to the performance hereunder, shall first be reviewed and approved by both Parties, and neither Party shall use the other Party’s name in any such public disclosure without such other Party’s prior written consent. Notwithstanding the foregoing, any disclosure which is required by law as advised by the disclosing Party’s counsel may be made without the prior consent of the other Party, although the other Party shall be given prompt notice of any such legally required disclosure and to the extent practicable shall provide the other Party an opportunity to comment on the proposed disclosure. The foregoing shall not be construed to prevent or restrict Sigma from making such public disclosures as it considers reasonably appropriate with respect to the marketing and sales of Licensed Products and Licensed Services; for the avoidance of doubt, notice to or approval by Sangamo of such public disclosures shall not be required (subject, however, to any applicable terms of Sections 9.1-9.4 and the restriction set forth above on the use of Sangamo’s name).
     9.7 Publications. Subject to Section 9.3, each Party agrees to provide the other Party the opportunity to review any proposed abstracts, manuscripts or presentations (including verbal presentations) which relate to the use of Licensed Products in the Field at least thirty (30) days prior to its intended submission for publication (or in the case of public disclosures by Sigma for the marketing and sales of Licensed Products and Licensed Services, seven (7) days) and agrees, upon request, not to submit any such abstract or manuscript for publication until the other Party is given a reasonable period of time to secure patent protection for any material related to such publication which it believes to be patentable. Both Parties understand that a reasonable commercial strategy may require delay of publication of information or filing of patent applications. The Parties agree to review and consider delay of publication and filing of patent

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applications under certain circumstances. The JSC will review such requests and recommend subsequent action. Neither Party shall have the right to publish or present Confidential Information of the other Party which is subject to Section 9.1.
     9.8 Patents. If disclosure of Confidential Information of one Party is necessary or useful in prosecution of a patent application being prosecuted by the other Party, the Party to whom the Confidential Information belongs will, on request, consider permitting use of the information and will provide the requesting party with a decision without undue delay.
ARTICLE 10
TERM AND TERMINATION
     10.1 Term. This Agreement shall become effective on the Effective Date and shall expire upon the last payment obligation as provided in Article 7, unless earlier terminated in accordance with Section 10.2 or 10.3.
     10.2 Termination at Will. Sigma may terminate this Agreement in its entirety at any time by providing ninety (90) days written notice thereof to Sangamo. Such termination shall have the following effects:
          (a) all licenses and rights granted to Sigma under this Agreement (including without limitation the licenses and rights set forth in Section 2.1) shall terminate;
          (b) all sublicenses granted by Sigma or its sublicensees under the licenses and rights granted to Sigma under this Agreement shall terminate;
          (c) Sigma shall grant to Sangamo and its Affiliates a worldwide, fully paid, perpetual, irrevocable, non-exclusive license (with the right to sublicense) to practice the Sigma Improvements (and any patents and patent applications claiming Sigma Improvements) for all purposes in the Field; and
          (d) Sigma shall provide Sangamo with a complete and accurate list of (i) all

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projects in which Sigma, a Sigma Affiliate, or a Sublicensee (to the extent of Sigma’s knowledge) practiced the Sangamo Technology in the Field prior to the termination effective date and (ii) all Licensed Products in existence as of the effective date of termination.
     10.3 Termination for Material Breach.
          (a) If either Party believes that the other Party is in material breach of this Agreement (including without limitation any material breach of a representation or warranty made in this Agreement), then the non-breaching Party may deliver notice of such breach to the other Party. In such notice the non-breaching Party shall identify the actions or conduct that such Party would consider to be an acceptable cure of such breach. For all breaches other than a failure to make a payment set forth in Article 7, the allegedly breaching Party shall have sixty (60) days to either cure such breach. For any breach arising from a failure to make a payment set forth in Article 7, the allegedly breaching Party shall have thirty (30) days to cure such breach.
          (b) If the Party receiving notice of breach fails to cure such breach within the 60-day period or 30-day period (as applicable), the Party originally delivering the notice may terminate this Agreement upon written notice.
          (c) If a Party gives notice of termination under this Section 10.3 and the other Party disputes in good faith whether such notice was proper, then the issue of whether this Agreement has been terminated shall be resolved in accordance with Section 13.1. If as a result of such dispute resolution process it is determined that the notice of termination was proper, then such termination shall be deemed to have been effective if the breaching Party fails thereafter to cure such breach in accordance with the determination made in the resolution process under Section 13.1 within the time period set forth in Section 10.3(a) for the applicable breach following such determination. If as a result of such dispute resolution process it is determined that the notice of termination was improper, then no termination shall have occurred and this Agreement shall have remained in effect.
          (d) Termination of this Agreement pursuant to this Section 10.3 shall have the following effects:
               (i) all licenses and rights granted to Sigma under this Agreement

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(including without limitation the licenses and rights set forth in Section 2.1) shall terminate;
               (ii) all sublicenses granted by Sigma or its sublicensees under the licenses and rights granted to Sigma under this Agreement shall terminate;
               (iii) the rights and obligations of the Parties set forth in Section 10.2(d) shall apply;
          (e) if terminated as a result of breach by Sigma, the rights and obligations of the Parties set forth in Section 10.2(c) shall also apply; and
          (f) if terminated as a result of breach by Sangamo, all licenses and rights granted to Sangamo as set forth in Section 2.3(b) shall terminate.
     10.4 Effect of Termination; Survival.
          (a) In addition to the specific items identified as effects of termination pursuant to Section 10.2 or 10.3, the following provisions of this Agreement shall survive any expiration or termination of this Agreement, regardless of cause: Sections 2.3(b), 6.4 (last sentence only), 7.14, 7.15, 7.16, 8.1, 8.4 (except in the case of termination pursuant to Section 10.3 as a result of a breach by Sangamo), 8.5, 8.7 (except in the case of termination pursuant to Section 10.3 as a result of a breach by Sangamo), 8.8, 10.2, 10.3, 10.4, 13.1, 13.2, 13.3, 13.8, 13.11, 13.17, and 13.18, and Articles 9 (other than Sections 9.7 and 9.8) and 12.
          (b) In any event, termination of this Agreement shall not relieve the Parties of any liability which accrued hereunder prior to the effective date of such termination nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement nor prejudice either Party’s right to obtain performance of any obligation.
          (c) In the event this Agreement is terminated for any reason, Sigma shall cease, and shall cause its Affiliates and sublicensees to cease, all development and commercialization of Licensed Products, and Sigma shall not use or practice, nor shall it cause or permit any of its Affiliates or such sublicensees to use or practice, directly or indirectly, any

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Sangamo Technology; provided, however, that Sigma shall have a six-month period following termination to sell inventory of Licensed Products existing as of the date of termination and perform previously agreed-upon Licensed Services subject to the payment obligations set forth in Section 7.7 (subject to Sections 7.8 through 7.15).
ARTICLE 11
REPRESENTATIONS, WARRANTIES, AND COVENANTS
     11.1 Mutual Authority. Sangamo and Sigma each represents and warrants to the other that: (i) it has the authority and right to enter into and perform this Agreement, (ii) this Agreement is a legal and valid obligation binding upon it and is enforceable in accordance with its terms, subject to applicable limitations on such enforcement based on bankruptcy laws and other debtors’ rights, and (iii) its execution, delivery and performance of this Agreement will not conflict in any material fashion with the terms of any other agreement or instrument to which it is or becomes a party or by which it is or becomes bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having authority over it.
     11.2 Performance by Affiliates. The Parties recognize that each may perform some or all of its obligations, or exercise some or all of its rights, under this Agreement through Affiliates (without any requirement that such Affiliates be granted an express sublicense under any licenses granted by the other Party), provided, however, that each Party shall remain responsible for and be guarantor of such performance or exercise by its Affiliates and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance or exercise. In particular, if any Affiliate of a Party performs some or all of a Party’s obligations, or exercises some or all of its rights, under this Agreement, (i) the restrictions of this Agreement which apply to the activities of a Party under this Agreement shall apply equally to the activities of such Affiliate, and (ii) the Party affiliated with such Affiliate shall assure, and hereby guarantees, that any intellectual property developed by such Affiliate shall be governed by the provisions of this Agreement (and subject to the licenses set forth in Article 2) as if such intellectual property had been developed by the Party.
     11.3 Third Party Rights. Except as already disclosed to the other party in writing,

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each Party represents and warrants to the other Party that, to its knowledge as of the Effective Date, its performance of work under the Research Plan Collaboration as contemplated by this Agreement will not infringe the patent, trade secret or other intellectual property rights of any Third Party.
     11.4 Additional Representations, Warranties and Covenants of Sangamo.
          (a) Sangamo Know-How. Sangamo represents and warrants with respect to those items below that pertain to current facts, and covenants with respect to those items below that pertain to future actions:
               (i) that Sangamo has the full right and power to grant to Sigma the licenses under such Sangamo Know-How that are granted in Section 2.1 of this Agreement;
               (ii) that such Sangamo Know-How is proprietary to Sangamo, and the conception and development of such Sangamo Know-How by Sangamo has not, to the knowledge of Sangamo as of the Effective Date, constituted or involved the misappropriation of trade secrets of any Third Party;
               (iii) that Sangamo has taken commercially reasonably steps to protect those items within such Sangamo Know-How that Sangamo has decided to maintain as trade secrets, and will continue to take commercially reasonable steps to protect those items within such Sangamo Know-How that Sangamo decides to maintain as trade secrets (it being understood that Sangamo may periodically re-evaluate the value of maintaining such items as trade secrets as opposed to pursuing patent protection therefor or permitting strategic disclosure thereof); and
               (iv) that, to the knowledge of Sangamo as of the Effective Date, no pending claim has been brought by any person or entity alleging that the Sangamo Know-How conflicts or interferes with any intellectual property or proprietary right of any Third Party.
          (b) Sangamo Patents. With respect to the Sangamo Patents that are owned by Sangamo, Sangamo represents and warrants with respect to those items below that pertain to current facts, and covenants with respect to those items below that pertain to future actions:

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               (i) that it has the right to grant to Sigma the licenses under the Sangamo Patents that are granted in Section 2.1 of this Agreement;
               (ii) that it is not aware, as of the Effective Date, of any written assertions of invalidity of those Sangamo Patents that issued prior to the Effective Date;
               (iii) that, as of the Effective Date, it has not withheld any material references during prosecution in the United States of those United States Sangamo Patents that issued prior to the Effective Date;
               (iv) that the conception, development, and reduction to practice of the inventions claimed in the Sangamo Patents has not, to the knowledge of Sangamo as of the Effective Date, constituted or involved the misappropriation or infringement of trade secrets or other intellectual property of any Third Party;
               (v) that, to the knowledge of Sangamo as of the Effective Date, there are no claims, judgments, or settlements relating to the Sangamo Patents to be paid by Sangamo;
               (vi) that, to the knowledge of Sangamo as of the Effective Date, no pending claim has been brought by any person or entity alleging that the Sangamo Patents conflict or interfere with any intellectual property or proprietary right of any Third Party; and
               (vii) that Sangamo is not aware, as of the Effective Date, of any infringement of the Sangamo Patents by a Third Party, other than those disclosed to Sigma in writing.
          (c) Third Party Licenses. With respect to the Third Party Licenses set forth in Exhibit B as of the Effective Date, Sangamo represents and warrants with respect to those items below that pertain to current facts, and covenants with respect to those items below that pertain to future actions:
               (i) that, to its knowledge as of the Effective Date, it is not in material breach of its obligations thereunder as of the Effective Date and it will continue to perform all of its obligations thereunder that, if not performed, would have a material adverse effect on Sigma’s rights under this Agreement,

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               (ii) that if it is unable to fulfill such obligations at any time, it will notify Sigma as soon as practicable;
               (iii) that it will not voluntarily terminate any Third Party License without the consent of Sigma, such consent not to be unreasonably withheld, and it will use commercially reasonable efforts to cure any material breach of any Third Party License during the life of this Agreement;
               (iv) that Sangamo has the right to grant the sublicenses thereunder to Sigma that are granted in Section 2.1 of this Agreement, except as set forth in Exhibit C;
               (v) that, if Sigma cannot grant further sublicenses under a particular Third Party License, then at Sigma’s request in conjunction with Sigma’s entry into a Sublicense Agreement, Sangamo will grant a sublicense (within 30 days) under such Third Party License to the Sublicensee for such Sublicense Agreement on terms that are consistent with such Sublicense Agreement and that do not provide Sangamo with greater compensation than it would have received had such sublicense been granted by Sigma; and
               (vi) that the conception, development, and reduction to practice of the technology licensed in the Field under Third Party Licenses is not known by Sangamo as of the Effective Date to have constituted or involved the misappropriation or infringement of trade secrets or other intellectual property of any Third Party.
          (d) Sangamo Plant Product Licenses. Sangamo represents and warrants with respect to those items below that pertain to current facts, and covenants with respect to those items below that pertain to future actions:
               (i) As of the Effective Date, the only license granted by Sangamo under the Sangamo Technology to make, use and/or sell products in the Plant Field is the Dow AgroSciences Agreement.
               (ii) Sangamo hereby covenants that for so long as the licenses granted under Section 2.1 continue in effect, Sangamo will grant no further licenses under the Sangamo Technology to make, have made, use, sell, offer for sale, and import Plant Products and

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Permitted Plant Products and to provide Permitted Plant Services in the Field (other than any licenses granted to Dow AgroSciences pursuant to the Dow AgroSciences Agreement).
               (iii) Sangamo hereby covenants that it shall not, without Sigma’s prior written consent, amend the Dow AgroSciences Agreement in any manner that has a material adverse effect on Sigma’s rights under this Agreement.
     11.5 Future Discussions.
          (a) On written request by Sigma, Sangamo will discuss in good faith with Sigma an appropriate accommodation (which may involve a reduction in certain future payments owed to Sangamo under this Agreement) to reflect the reduced commercial value of the licenses granted to Sigma under this Agreement as a result of activity in the Field by unlicensed Third Parties that has a material adverse effect on Sigma’s ability to exploit its rights under this Agreement.
          (b) On the written request of either Party identifying changed circumstances that materially affect the benefits or burdens of such Party under this Agreement, the Parties shall discuss in good faith possible ways of addressing such changed circumstances.
          (c) For the avoidance of doubt, if the Parties fail to agree on an appropriate accommodation under Section 11.5(a) or on a manner of addressing changed circumstances under Section 11.5(b), the Parties shall have no obligation to follow the dispute resolution procedure set forth in Section 13.1.
ARTICLE 12
INDEMNIFICATION
     12.1 Mutual Indemnification. Subject to Section 12.3, each Party hereby agrees to indemnify, defend and hold the other Party, its Affiliates, its licensees, and its and their officers, directors, employees, consultants, contractors, sublicensees and agents (collectively, the “Party Indemnitees”) harmless from and against any and all damages or other amounts payable to a Third Party claimant, as well as any reasonable attorneys’ fees and costs of litigation incurred by

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such Party Indemnitee as to any such Claim (as defined in this Section 12.1) until the indemnifying Party has acknowledged that it will provide indemnification hereunder with respect to such Claim as provided below (collectively, “Damages”) to the extent resulting from claims, suits, proceedings or causes of action (“Claims”) brought by such Third Party against such Party Indemnitee based on: (a) a breach of warranty by the indemnifying Party contained in this Agreement; (b) breach of this Agreement or applicable law by such indemnifying Party; (c) negligence or willful misconduct of a Party, its Affiliates, or (sub)licensees, or their respective employees, contractors or agents in the performance of this Agreement; and/or (d) breach of a contractual or fiduciary obligation owed by it to a Third Party (including without limitation misappropriation of trade secrets).
     12.2 Additional Indemnification
          (a) By Sigma. Subject to Section 12.3, Sigma hereby agrees to indemnify, defend and hold the Sangamo Indemnitees harmless from and against any and all Damages resulting from Claims brought by a Third Party to the extent resulting from the manufacture, use, handling, storage, marketing, sale or other disposition of Licensed Products by Sigma, its Affiliates, agents or sublicensees (including Sublicensees). Such indemnity obligation shall not apply to the extent such Losses result from (a) a breach of warranty by Sangamo contained in this Agreement; (b) breach of this Agreement or applicable law by Sangamo; (c) negligence or willful misconduct by Sangamo, its Affiliates, or (sub)licensees, or their respective employees, contractors or agents in the performance of this Agreement; and/or (d) breach of a contractual or fiduciary obligation owed by Sangamo to a Third Party (including without limitation misappropriation of trade secrets).
     (b) By Sangamo. Subject to Section 12.3, Sangamo hereby agrees to indemnify, defend and hold the Sigma Indemnitees harmless from and against any and all Damages to the extent resulting from Claims brought by a Third Party to the extent resulting from the manufacture, use, handling, storage, marketing, sale or other disposition of products or services employing Sigma Improvements by Sangamo, its agents or sublicensees. Such indemnity obligation shall not apply to the extent such Losses result from (i) a breach of warranty by Sigma contained in this Agreement; (ii) breach of this Agreement or applicable law by Sigma; (iii)

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negligence or willful misconduct by Sigma, its Affiliates, or (sub)licensees, or their respective employees, contractors or agents in the performance of this Agreement; and/or (iv) breach of a contractual or fiduciary obligation owed by Sigma to a Third Party (including without limitation misappropriation of trade secrets).
     12.3 Conditions to Indemnification. As used herein, “Indemnitee” shall mean a party entitled to indemnification under the terms of Section 12.1 or 12.2. It shall be a condition precedent to an Indemnitee’s right to seek indemnification under such Section 12.1 or 12.2 that such Indemnitee:
          (a) inform the indemnifying Party of a Claim as soon as reasonably practicable after it receives notice of the Claim;
          (b) if the indemnifying Party acknowledges that such Claim falls within the scope of its indemnification obligations hereunder, permit the indemnifying Party to assume direction and control of the defense, litigation, settlement, appeal or other disposition of the Claim (including the right to settle the claim solely for monetary consideration); provided, that the indemnifying Party shall seek the prior written consent (not to be unreasonably withheld or delayed) of any such Indemnitee as to any settlement which would materially diminish or materially adversely affect the scope, exclusivity or duration of any Patents licensed under this Agreement, would require any payment by such Indemnitee, would require an admission of legal wrongdoing in any way on the part of an Indemnitee, or would effect an amendment of this Agreement; and
          (c) fully cooperate (including providing access to and copies of pertinent records and making available for testimony relevant individuals subject to its control) as reasonably requested by, and at the expense of, the indemnifying Party in the defense of the Claim.
Provided that an Indemnitee has complied with the foregoing, the indemnifying Party shall provide attorneys reasonably acceptable to the Indemnitee to defend against any such Claim. Subject to the foregoing, an Indemnitee may participate in any proceedings involving such Claim using attorneys of its/his/her choice and at its/his/her expense. In no event may an Indemnitee

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settle or compromise any Claim for which it/he/she intends to seek indemnification from the indemnifying Party hereunder without the prior written consent of the indemnifying Party, or the indemnification provided under such Section 12.1 or 12.2 as to such Claim shall be null and void.
     12.4 Limitation of Liability. EXCEPT FOR AMOUNTS PAYABLE TO THIRD PARTIES BY A PARTY FOR WHICH IT SEEKS REIMBURSEMENT OR INDEMNIFICATION PROTECTION FROM THE OTHER PARTY PURSUANT TO SECTIONS 12.1 AND 12.2, AND EXCEPT FOR BREACH OF SECTION 9.1 HEREOF, IN NO EVENT SHALL EITHER PARTY, ITS DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR AFFILIATES BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES, WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHER TORT, OR OTHERWISE, ARISING OUT OF THIS AGREEMENT, UNLESS SUCH DAMAGES ARE DUE TO THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE LIABLE PARTY. For clarification, the foregoing sentence shall not be interpreted to limit or to expand the express rights specifically granted in the sections of this Agreement.
     12.5 Disclaimer. EXCEPT AS PROVIDED IN ARTICLE 11 ABOVE, SIGMA EXPRESSLY DISCLAIMS ANY AND ALL OTHER WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES WITH RESPECT TO ANY RESEARCH RESULTS, DATA, OR INVENTIONS (AND ANY PATENT RIGHTS OBTAINED THEREON) IDENTIFIED, MADE OR GENERATED BY SIGMA AS PART OF THE RESEARCH PLAN COLLABORATION OR OTHERWISE MADE AVAILABLE TO SANGAMO PURSUANT TO THE TERMS OF THIS AGREEMENT. EXCEPT AS PROVIDED IN ARTICLE 11 ABOVE, SANGAMO EXPRESSLY DISCLAIMS ANY AND ALL OTHER WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND

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NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES WITH RESPECT TO ANY RESEARCH RESULTS, ZFP PRODUCTS, DATA, OR INVENTIONS (AND ANY PATENT RIGHTS OBTAINED THEREON) IDENTIFIED, MADE OR GENERATED BY SANGAMO AS PART OF THE RESEARCH PLAN COLLABORATION OR OTHERWISE MADE AVAILABLE TO SIGMA PURSUANT TO THE TERMS OF THIS AGREEMENT.
ARTICLE 13
MISCELLANEOUS
     13.1 Dispute Resolution. In the event of any controversy or claim arising out of, relating to or in connection with any provision of this Agreement, other than a dispute addressed in Section 13.3, the Parties shall try to settle their differences amicably between themselves first, by referring the disputed matter to the Senior Vice President of Business Development of Sangamo and the President of the Research Biotech Unit of Sigma (or if either foregoing position does not exist at such time, the closest successor in title to such position) (the “Representatives”) and, if not resolved by such Representatives, by referring the disputed matter to the CEOs of the Parties or their designees. In addition, the Parties shall endeavor to resolve disputes of a primarily technical basis (for example, if technical milestones under Section 7.3 are payable) through formal or informal dispute resolution involving technical experts. Either Party may initiate such informal dispute resolution by sending written notice of the dispute to the other Party, and, within twenty (20) days after such notice, the Representatives shall meet for attempted resolution by good faith negotiations. If the Representatives are unable to resolve such dispute within thirty (30) days of their first meeting for such negotiations, then the CEOs shall meet within twenty (20) days thereafter for attempted resolution by good faith negotiations. If the CEOs are unable to resolve such dispute within thirty (30) days of their first meeting for such negotiations, either Party may seek to have such dispute resolved in any United States federal or state court of competent jurisdiction and appropriate venue. To the extent permitted by law, the Party that seeks such judicial resolution hereby consents to the other Party’s forum of choice, provided the choice is limited to California or Missouri.

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     13.2 Governing Law. Resolution of all disputes arising out of or related to this Agreement or the performance, enforcement, breach or termination of this Agreement and any remedies relating thereto, shall be governed by and construed under the substantive laws of the State of Delaware, without regard to conflicts of law rules that would cause the application of the laws of another jurisdiction.
     13.3 Patents and Trademarks. Any dispute, controversy or claim relating to the scope, validity, enforceability or infringement of any patents or trademark rights shall be submitted to a court of competent jurisdiction in the territory in which such patents or trademark rights were granted or arose.
     13.4 Entire Agreement; Amendment. This Agreement set forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto and supersedes and terminates all prior agreements and understandings between the Parties. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.
     13.5 Export Control. This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States of America or other countries which may be imposed upon or related to Sangamo or Sigma from time to time. Each Party agrees that it will not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other governmental entity.
     13.6 Bankruptcy
          (a) All rights and licenses granted under or pursuant to this Agreement, including amendments hereto, by each Party to the other Party are, for all purposes of

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Section 365(n) of Title 11 of the United States Code (“Title 11”), licenses of rights to intellectual property as defined in Title 11. Each Party agrees during the term of this Agreement to create and maintain current copies or, if not amenable to copying, detailed descriptions or other appropriate embodiments, to the extent feasible, of all such intellectual property. If a case is commenced by or against either Party (the “Bankrupt Party”) under Title 11, then, unless and until this Agreement is rejected as provided in Title 11, the Bankrupt Party (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitation, a Title 11 Trustee) shall, at the election of the Bankrupt Party made within sixty (60) days after the commencement of the case (or, if no such election is made, immediately upon the request of the non-Bankrupt Party) either (i) perform all of the obligations provided in this Agreement to be performed by the Bankrupt Party including, where applicable and without limitation, providing to the non-Bankrupt Party portions of such intellectual property (including embodiments thereof) held by the Bankrupt Party and such successors and assigns or otherwise available to them or (ii) provide to the non-Bankrupt Party all such intellectual property (including all embodiments thereof) held by the Bankrupt Party and such successors and assigns or otherwise available to them.
          (b) If a Title 11 case is commenced by or against the Bankrupt Party and this Agreement is rejected as provided in Title 11 and the non-Bankrupt Party elects to retain its rights hereunder as provided in Title 11, then the Bankrupt Party (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitations, a Title 11 Trustee) shall provide to the non-Bankrupt Party all such intellectual property (including all embodiments thereof) held by the Bankrupt Party and such successors and assigns or otherwise available to them immediately upon the non-Bankrupt Party’s written request therefor. Whenever the Bankrupt Party or any of its successors or assigns provides to the non-Bankrupt Party any of the intellectual property licensed hereunder (or any embodiment thereof) pursuant to this Section 13.6, the non-Bankrupt Party shall have the right to perform the obligations of the Bankrupt Party hereunder with respect to such intellectual property, but neither such provision nor such performance by the non-Bankrupt Party shall release the Bankrupt Party from any such obligation or liability for failing to perform it.
          (c) All rights, powers and remedies of the non-Bankrupt Party provided

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herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including, without limitation, Title 11) in the event of the commencement of a Title 11 case by or against the Bankrupt Party. The non-Bankrupt Party, in addition to the rights, power and remedies expressly provided herein, shall be entitled to exercise all other such rights and powers and resort to all other such remedies as may now or hereafter exist at law or in equity (including, without limitation, under Title 11) in such event. The Parties agree that they intend the foregoing non-Bankrupt Party rights to extend to the maximum extent permitted by law and any provisions of applicable contracts with Third Parties, including without limitation for purposes of Title 11, (i) the right of access to any intellectual property (including all embodiments thereof) of the Bankrupt Party or any Third Party with whom the Bankrupt Party contracts to perform an obligation of the Bankrupt Party under this Agreement, and, in the case of the Third Party, which is necessary for the development, registration and manufacture of Licensed Products and (ii) the right to contract directly with any Third Party described in (i) in this sentence to complete the contracted work. Any intellectual property provided pursuant to the provisions of this Section 13.6 shall be subject to the licenses set forth elsewhere in this Agreement and the payment obligations of this Agreement, which shall be deemed to be royalties for purposes of Title 11.
     13.7 Force Majeure. Both Parties shall be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by force majeure and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party takes reasonable efforts to remove the condition. For purposes of this Agreement, “force majeure” shall mean conditions beyond the control of the Parties, including without limitation, an act of God, voluntary or involuntary compliance with any regulation, law or order of any government, war, terrorism, civil commotion, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe; provided, however, the payment of invoices due and owing hereunder shall not be delayed by the payer because of a force majeure affecting the payer.
     13.8 Notices. Any notice required or permitted to be given under this Agreement shall

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be in writing, shall specifically refer to this Agreement and shall be deemed to have been sufficiently given for all purposes if mailed by first class certified or registered mail, postage prepaid, express delivery service or personally delivered. Unless otherwise specified in writing, the mailing addresses of the Parties shall be as described below.

For Sangamo:	Sangamo BioSciences, Inc. Point Richmond Tech Center 501 Canal Boulevard, Suite A100 Richmond, California 94804 Attention: Chief Executive Officer

With a copy to:	Cooley Godward Kronish LLP Five Palo Alto Square 3000 El Camino Real Palo Alto, CA 94306 Attention: Marya A. Postner, Esq.

For Sigma:	Sigma-Aldrich Corporation 3050 Spruce Street St. Louis, Missouri 63103 Attention: General Counsel and Secretary

With a copy to:	Sigma-Aldrich Corporation 3050 Spruce Street St. Louis, Missouri 63103 Attention: President, Research Biotech Unit
     13.9 Maintenance of Records. Each Party shall keep and maintain all records required by law or regulation with respect to Licensed Products and shall make copies of such records available to the other Party upon request.
     13.10 United States Dollars. References in this Agreement to “dollars” or “$” shall mean the legal tender of the United States of America.
     13.11 No Strict Construction. This Agreement has been prepared jointly and shall not be strictly construed against either Party. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.
     13.12 Assignment. Neither Party may assign or transfer this Agreement or any rights or

65.

obligations hereunder without the prior written consent of the other, except a Party may make such an assignment without the other Party’s consent to an Affiliate or to a Third Party successor to substantially all of the business of such Party to which this Agreement relates, whether in a merger, sale of stock, sale of assets or other transaction; provided that any such permitted successor or assignee of rights and/or obligations hereunder is obligated, by reason of operation of law or pursuant to a written agreement with the other Party, to assume performance of this Agreement or such rights and/or obligations; and provided, further, that if assigned to an Affiliate, the assigning Party shall remain jointly and severally responsible for the performance of this Agreement by such Affiliate. Any permitted assignment shall be binding on the successors of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section 13.12 shall be null and void and of no legal effect.
     13.13 Electronic Data Interchange. If both Parties elect to facilitate business activities hereunder by electronically sending and receiving data in agreed formats (also referred to as Electronic Data Interchange or “EDI”) in substitution for conventional paper-based documents, the terms and conditions of this Agreement shall apply to such EDI activities.
     13.14 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     13.15 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.
     13.16 Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.
     13.17 Headings. The headings for each article and section in this Agreement have been

66.

inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular article or section.
     13.18 No Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time.
[Rest of Page Intentionally Left Blank]

67.

     In Witness Whereof, the Parties have executed this License Agreement in duplicate originals by their proper officers as of the date and year first above written.

Sangamo BioSciences, Inc.		Sigma-Aldrich Co.

By:	/s/ Edward O. Lanphier II	By:	/s/ David Smoller

Name:	Edward O. Lanphier II	Name:	David Smoller

Title:	President and Chief Executive Officer	Title:	President Research Biotechnology Business Unit

68.

Exhibit A
Sangamo Patents
[See following pages]

A-1.

Code	Serial No.	Filing date	Title	Status
S1-US1	09/229,007	Jan. 12, 1999	Selection of Sites for ¼	US Patent No. 6,453,242 (Sept. 17, 2002)
S1-US2	09/825,242	Apr. 2, 2001	Selection of Sites for Targeting	U.S. Patent No. 7,177,766 (February 13, 2007)
S1-US3	10/113,424	Mar 28, 2002	¼ sites for targeting by ZFPs	US Patent No. 6,785,613 (Aug. 31, 2004)
S1-US4	11/xxx,xxx	Feb. 12, 2007	Selection of Sites for Targeting ¼	Pending
S1-PCT	US00/00388	Jan. 6, 2000	Selection of Sites for Targeting ¼	WO 00/42219 (National Phase)
S1-AU	27220/00	Jan. 6, 2000	Selection of Sites for ¼	AU Patent No. 744171 (May 30, 2002)
S1-CA	2,322,700	Jan. 6, 2000	Selection of Sites for Targeting ¼	Pending
S1-EP1	00 905 563.3	Jan. 6, 2000	Selection of Sites for Targeting	EP1 075 540 (Sept. 10, 2003)
S1-BE1		Jan. 6, 2000	Selection of Sites for Targeting	European Patent No. 1 075 540 (Sept. 10, 2003)
S1-CH1		Jan. 6, 2000	Selection of Sites for Targeting	European Patent No. 1 075 540 (Sept. 10, 2003)
S1-DE1		Jan. 6, 2000	Selection of Sites for Targeting	European Patent No. 1 075 540 (Sept. 10, 2003)
S1-FR1		Jan. 6, 2000	Selection of Sites for Targeting	European Patent No. 1 075 540 (Sept. 10, 2003)
S1-IE1		Jan. 6, 2000	Selection of Sites for Targeting	European Patent No. 1 075 540 (Sept. 10, 2003)
S1-EP2	03 015 798.6	Jan. 6, 2000	Selection of Sites for Targeting	EP1 352 975 (Sept. 27, 2006)
S1-BE2		Jan. 6, 2000	Selection of Sites for Targeting	European Patent No 1 352 975 (Sept. 27, 2006)
S1-CH2		Jan. 6, 2000	Selection of Sites for Targeting	European Patent No 1 352 975 (Sept. 27, 2006)
S1-DE2		Jan. 6, 2000	Selection of Sites for Targeting	European Patent No 1 352 975 (Sept. 27, 2006)
S1-FR2		Jan. 6, 2000	Selection of Sites for Targeting	European Patent No 1 352 975 (Sept. 27, 2006)
S1-IE2		Jan. 6, 2000	Selection of Sites for Targeting	European Patent No 1 352 975 (Sept. 27, 2006)
S1-GB1	00 00651.0	Jan. 12, 2000	Selection of Sites for ¼	GB Patent No. 2 348 425 (Oct. 17, 2001)
S1-GB2	01 11280.4	May 9, 2001	Selection of Sites for ¼	GB Patent No. 2 360 285 (Feb. 27, 2002)

A-2.

Code	Serial No.	Filing date	Title	Status
S1-JP1	2000-593776	Jan. 6, 2000	Selection of Sites for Targeting ¼	Pending
S1-JP2	2001-117552	Jan. 6, 2000	Selection of Sites for Targeting ¼	Pending

S2-US1	09/229,037	Jan. 12, 1999	Regulation of endogenous ¼	US Patent No. 6,534,261 (March 18, 2003)
S2-US2	09/478,681	Jan. 6, 2000	¼ gene expression in cells ¼	US Patent No. 6,607,882 (August 19, 2003)
S2-US3	09/706,243	Nov. 3, 2000	using zinc finger proteins.	US Patent No. 6,824,978 (Nov. 30, 2004)
S2-US4	09/897,844	July 2, 2001	¼ Regulation of endogenous ¼	US Patent No. 6,979,539 (December 27, 2005)
S2-US5	09/942,087	Aug 28, 2001	Mod of endog gene expr in cells	US Patent No. 6,933,113 (August 23, 2005)
S2-US6	10/222,614	Aug. 15, 2002	Cells Comprising ZFNs	US Patent No. 7,163,824 (January 16, 2007)
S2-US7	10/245,415	Sep. 16, 2002	Regulation of endogenous ¼	US Patent No. 7,013,219 (March 14, 2006)
S2-US8	10/845,384	May 13, 2004	Mod. of endog. gene expr. in cells	Pending: ISSUE FEE paid January 11, 2007
S2-US9	10/984,304	Nov. 9, 2004	Regulation of endogenous gene ¼	Pending
S2-US10	10/986,583	Nov. 12, 2004	Regulation of endogenous gene ¼	Pending
S2-US11	11/148,794	June 8, 2005	Regulation of endogenous gene ¼	Pending
S2-US12	11/505,044	Aug. 16, 2006	Regulation of endogenous gene ¼	Pending
S2-US13	11/505,775	Aug. 17, 2006	Regulation of endogenous gene ¼	Pending
S2-US14	11/521,291	Sept. 14, 2006	Regulation of endogenous gene ¼	Pending
S2-US15	11/524,165	Sept. 20, 2006	Alteration of tumor growth ¼	Pending

A-3.

Code	Serial No.	Filing Date	Title	Status
S2-PCT	US00/00409	Jan. 6, 2000	Regulation of endogenous gene ¼	WO 00/41566 (National Phase)
S2-AU	28470/00	Jan. 6, 2000	Regulation of endogenous ¼	AU Patent No. 745844 (July 25, 2002)
S2-CA	2,323,086	Jan. 6, 2000	Regulation of endogenous gene ¼	Pending
S2-EP	00 906 882.6	Jan. 6, 2000	Regulation of endogenous ¼	EP1 061 805 (Sept. 21, 2005)
S2-AT		Jan. 6, 2000	Regulation of endogenous ¼	European Patent No. 1 061 805 (Sept. 21, 2005)
S2-BE		Jan. 6, 2000	Regulation of endogenous ¼	European Patent No. 1 061 805 (Sept. 21, 2005)
S2-CH		Jan. 6, 2000	Regulation of endogenous ¼	European Patent No. 1 061 805 (Sept. 21, 2005)
S2-CY		Jan. 6, 2000	Regulation of endogenous ¼	European Patent No. 1 061 805 (Sept. 21, 2005)
S2-DE1		Jan. 6, 2000	Regulation of endogenous ¼	European Patent No. 1 061 805 (Sept. 21, 2005)
S2-DE2		Jan. 6, 2000	Regulation von endogenen Genen	German Utility Model No. 200 23 745.4
S2-DK		Jan. 6, 2000	Regulation of endogenous ¼	European Patent No. 1 061 805 (Sept. 21, 2005)
S2-ES		Jan. 6, 2000	Regulation of endogenous ¼	European Patent No. 1 061 805 (Sept. 21, 2005)
S2-FI		Jan. 6, 2000	Regulation of endogenous ¼	European Patent No. 1 061 805 (Sept. 21, 2005)
S2-FR		Jan. 6, 2000	Regulation of endogenous ¼	European Patent No. 1 061 805 (Sept. 21, 2005)
S2-GR		Jan. 6, 2000	Regulation of endogenous ¼	European Patent No. 1 061 805 (Sept. 21, 2005)
S2-IE		Jan. 6, 2000	Regulation of endogenous ¼	European Patent No. 1 061 805 (Sept. 21, 2005)
S2-IT		Jan. 6, 2000	Regulation of endogenous ¼	European Patent No. 1 061 805 (Sept. 21, 2005)
S2-LU		Jan. 6, 2000	Regulation of endogenous¼	European Patent No. 1 061 805 (Sept. 21, 2005)
S2-MC		Jan. 6, 2000	Regulation of endogenous ¼	European Patent No. 1 061 805 (Sept. 21, 2005)
S2-NL		Jan. 6, 2000	Regulation of endogenous¼	European Patent No. 1 061 805 (Sept. 21, 2005)
S2-PT		Jan. 6, 2000	Regulation of endogenous ¼	European Patent No. 1 061 805 (Sept. 21, 2005)

A-4.

Code	Serial No.	Filing Date	Title	Status
S2-SE		Jan. 6, 2000	Regulation of endogenous ¼	European Patent No. 1 061 805 (Sept. 21, 2005)
S2-GB	0000650.2	Jan. 12, 2000	Regulation of endogenous ¼	GB Patent No. 2,348,424 (March 14, 2001)
S2-JP1	2000-593186	Jan. 6, 2000	Regulation of endogenous gene ¼	Pending
S2-JP2	2001-5820	Jan. 12, 2001	Regulation of endogenous gene ¼	Pending

A-5.

Code	Serial No.	Filing Date	Title	Status
S7-US1	09/395,448	Sep. 14, 1999	Functional Genomics ¼	US Patent No. 6,599,692 (July 29, 2003)
S7-US2	09/925,796	Aug. 9, 2001	Functional Genomics ¼	US Patent No. 6,777,185 (August 17, 2004)
S7-US3	09/941,450	Aug 28, 2001	Gene Identification ¼	US Patent No. 6,780,590 (August 24, 2004)
S7-US5	10/843,944	May 12, 2004	Functional Genomics ¼	Pending
S7-US6	10/922,546	Aug. 19, 2004	Meth. For Genome Annotation	Pending
S7-PCT1	US00/24897	Sept. 12, 2000	Functional Genomics ¼	WO 01/19981 (National Phase)
S7-AU	74787/00	Sept 12, 2000	Functional Genomics ¼	AU Patent No. 778964 (May 5, 2005)
S7-CA	2,383,926	Sept. 12, 2000	Functional Genomics ¼	Pending
S7-EP	00 963 362.9	Sep. 12, 2000	Funct. Genomics using ZFPs	EP1 238 067 (Dec. 21, 2005)
S7-BE		Sep. 12, 2000	Funct. Genomics using ZFPs	European Patent No. 1 238 067 (Dec. 21, 2005)
S7-CH		Sep. 12, 2000	Funct. Genomics using ZFPs	European Patent No. 1 238 067 (Dec. 21, 2005)
S7-DE		Sep. 12, 2000	Funct. Genomics using ZFPs	European Patent No. 1 238 067 (Dec. 21, 2005)
S7-FR		Sep. 12, 2000	Funct. Genomics using ZFPs	European Patent No. 1 238 067 (Dec. 21, 2005)
S7-GB		Sep. 12, 2000	Funct. Genomics using ZFPs	European Patent No. 1 238 067 (Dec. 21, 2005)
S7-HK		Sep. 12, 2000	Funct. Genomics using ZFPs	European Patent No. 1 238 067 (Dec. 21, 2005)
S7-IE		Sep. 12, 2000	Funct. Genomics using ZFPs	European Patent No. 1 238 067 (Dec. 21, 2005)
S7-JP	2001-523752	Sept. 12, 2000	Functional Genomics ¼	Pending
S9-US2	09/731,558	Dec. 6, 2000	. . . Libraries of ZFPs for	US Patent No. 6,503,717 (Jan. 7, 2003)
S9-US3	10/337,216	Jan. 6, 2003	. . . the ID of gene function.	Pending
S9-US4	11/394,279	Mar. 29, 2006	Randomized Libraries of ZFPs	Pending
S9-US5	11/486,254	July 12, 2006	Randomized Libraries of ZFPs	Pending
S9-PCT	US00/33086	Dec. 6, 2000	. . . the ID of Gene Function	WO 01/40798 (National Phase)

A-6.

Code	Serial No.	Filing Date	Title	Status
S9-AU	24278/01	Dec. 6, 2000	¼ Randomized Libraries¼	AU Patent No. 776576 (January 6, 2005)
S9-CA	2,394,850	Dec. 6, 2000	¼ Randomized Libraries ¼	Pending
S9-EP	00 988 019.6	Dec. 6, 2000	¼ Randomized Libraries ¼	EP1 236 045 (Nov. 9, 2005)
S9-BE		Dec. 6, 2000	¼ Randomized Libraries ¼	European Patent No. 1 236 045 (Nov. 9, 2005)
S9-CH		Dec. 6, 2000	¼ Randomized Libraries ¼	European Patent No. 1 236 045 (Nov. 9, 2005)
S9-DE		Dec. 6, 2000	¼ Randomized Libraries ¼	European Patent No. 1 236 045 (Nov. 9, 2005)
S9-FR		Dec. 6, 2000	¼ Randomized Libraries ¼	European Patent No. 1 236 045 (Nov. 9, 2005)
S9-GB		Dec. 6, 2000	¼ Randomized Libraries ¼	European Patent No. 1 236 045 (Nov. 9, 2005)
S9-HK		Dec. 6, 2000	¼ Randomized Libraries ¼	Hong Kong Patent No. 1 049 515 (Jan. 13,2006)
S9-IE		Dec. 6, 2000	¼ Randomized Libraries ¼	European Patent No. 1 236 045 (Nov. 9, 2005)
S9-IL	150069	Dec. 6, 2000	¼ Randomized Libraries ¼	Pending

S10-US1	09/779,233	Feb. 8, 2001	Cells for Drug Discovery	US Patent No. 6,689,558 (Feb. 10, 2004)
S10-US2	10/412,109	Apr. 10, 2003	Cells for Drug Discovery	US Patent No. 7,045,304 (May 16, 2006)
S10-US3	10/412,105	Apr. 10, 2003	Cells for Drug Discovery	US Patent No. 6,989,269 (January 24, 2006)
S10-PCT	US01/04301	Feb. 8, 2001	Cells for Drug Discovery	WO 01/59450 (National Phase)
S10-AU	2001 250774	Feb. 8, 2001	Cells for Drug Discovery	AU Patent No. 2001250774 (May 12, 2005)
S10-CA	2,398,590	Feb. 8, 2001	Cells for Drug Discovery	Pending
S10-EP	01 924 089.4	Feb. 8, 2001	Cells for Drug Discovery	Pending
S10-JP1	2001-558729	Feb. 8, 2001	Cells for Drug Discovery	Pending
S10-JP2	2002-311841	Feb. 8, 2001	Cells for Drug Discovery	Pending

A-7.

Code	Serial No.	Filing Date	Title	Status
S11-US3	09/990,186	Nov. 20, 2001	Position dep. recog. of GNN	US Patent No. 7,030,215 (April 18, 2006)
S11-US4	11/202,009	Aug. 11, 2005	Position dependent recog. of GNN	Pending
S11-US5	11/225,686	Sept. 12, 2005	Position dependent recog. of GNN	Pending
S11-PCT2	US01/43438	Nov. 20, 2001	Position dependent recog. of GNN	WO 02/42459 (National Phase)
S11-AU	2002 239295	Nov. 20, 2001	Position dependent rec. of GNN	AU Patent No. 2002 239295 (Sept. 21, 2006)
S11-CA	2,429,555	Nov. 20, 2001	Position dependent recog. of GNN	Pending
S11-EP	01 987 037.7	Nov. 20, 2001	Position dep. recog. of GNN	EP1 364 020 (Sept. 13, 2006)
S11-BE		Nov. 20, 2001	Position dep. recog. of GNN	European Patent No. 1 364 020 (Sept. 13, 2006)
S11-CH		Nov. 20, 2001	Position dep. recog. of GNN	European Patent No. 1 364 020 (Sept. 13, 2006)
S11-DE		Nov. 20, 2001	Position dep. recog. of GNN	European Patent No. 1 364 020 (Sept. 13, 2006)
S11-FR		Nov. 20, 2001	Position dep. recog. of GNN	European Patent No. 1 364 020 (Sept. 13, 2006)
S11-GB		Nov. 20, 2001	Position dep. recog. of GNN	European Patent No. 1 364 020 (Sept. 13, 2006)
S11-IE		Nov. 20, 2001	Position dep. recog. of GNN	European Patent No. 1 364 020 (Sept. 13, 2006)
S11-HK		Nov. 20, 2001	Position dep. recog. of GNN	European Patent No. 1 364 020 (Sept. 13, 2006)

S12-US1	09/844,662	Apr. 27, 2001	Methods for binding ¼	Pending
S12-PCT	US01/13631	Apr. 27, 2001	Methods for binding ¼	WO 01/83751 (National Phase)
S12-AU	2001 255748	Apr. 27, 2001	Methods for binding ¼	AU Patent No. 2001 255748 (Nov. 30, 2006)
S12-CA	2,407,695	Apr. 27, 2001	Methods for binding ¼	Pending
S12-EP	01 928 946.1	Apr. 27, 2001	Methods for binding ¼	Pending
S12-JP	2001-580358	Apr. 27, 2001	Methods for binding ¼	Pending

A-8.

Code	Serial No.	Filing Date	Title	Status
S14-US1	09/844,508	Apr. 27, 2001	Targeted modif. of chromatin ¼	US Patent No. 7,001,768 (Feb. 21, 2006)
S14-US3	11/357,615	Feb. 16, 2006	Targeted modif. of chromatin ¼	Pending
S14-PCT	US01/40616	Apr. 27, 2001	Targeted modif. of chromatin ¼	WO 01/83793 (National Phase)
S14-AU	2001 253914	Apr. 27, 2001	Targeted modif. of chromatin ¼	AU Patent No. 2001 253914 (Sept. 21, 2006)
S14-CA	2,407,460	Apr. 27, 2001	Targeted modif. of chromatin ¼	Pending
S14-EP	01 927 467.9	Apr. 27, 2001	Targeted modif. of chromatin ¼	EP1 276 859 (Feb. 7, 2007)
S14-BE		Apr. 27, 2001	Targeted modif. of chromatin ¼	European Patent No. 1 276 859 (Feb. 7, 2007)
S14-CH		Apr. 27, 2001	Targeted modif. of chromatin ¼	European Patent No. 1 276 859 (Feb. 7, 2007)
S14-DE		Apr. 27, 2001	Targeted modif. of chromatin ¼	European Patent No. 1 276 859 (Feb. 7, 2007)
S14-FR		Apr. 27, 2001	Targeted modif. of chromatin ¼	European Patent No. 1 276 859 (Feb. 7, 2007)
S14-GB		Apr. 27, 2001	Targeted modif. of chromatin ¼	European Patent No. 1 276 859 (Feb. 7, 2007)
S14-IE		Apr. 27, 2001	Targeted modif. of chromatin ¼	European Patent No. 1 276 859 (Feb. 7, 2007)
S16-US1	09/844,493	Apr. 27, 2001	Exogenous reg. molecule design	US Patent No. 6,511,808 (Jan. 28, 2003)
S19-US1	09/967,869	Sep. 28, 2001	Mod using ¼ localiz. domains	US Patent No. 6,919,204 (July 19, 2005)
S19-US2	11/045,828	Jan. 28, 2005	Mod using ¼ localiz. domains	Pending

S20-US	09/716,637	Nov. 20, 2000	Iterative optimization ¼	US Patent No. 6,794,136 (Sept. 21, 2004)

S21-PCT	US01/44654	Nov. 28, 2001	¼ Insulator binding proteins	WO 02/44376 (National Phase)
S21-US	10/446,901	Nov. 28, 2001	¼ Insulator binding proteins	Pending

A-9.

Code	Serial No.	Filing Date	Title	Status
S25-US1	10/055,711	Jan. 22, 2002	Modified ZF binding proteins	Pending
S25-US2	11/486,158	July 13, 2006	Modified ZF binding proteins	Pending
S25-US3	11/485,946	July 13, 2006	Modified ZF binding proteins	Pending
S25-PCT	US02/01893	Jan. 22, 2002	Modified ZF binding proteins	WO 02/57293 (National Phase)
S25-AU	2002 241946	Jan. 22, 2002	Modified ZF binding proteins	Pending
S25-CA	2,435,394	Jan. 22, 2002	Modified ZF binding proteins	Pending
S25-EP	02 707 545.6	Jan. 22, 2002	Modified ZF binding proteins	Pending
S26-US1	10/055,713	Jan 22, 2002	ZFP for DB and gene reg in plants	Pending
S26-PCT	US02/01906	Jan. 22, 2002	ZFP for DB and gene reg in plants	WO 02/57294 (National Phase)
S26-US2	10/470,180	Jan. 22, 2002	ZFP for DB and gene reg in plants	Pending: ISSUE FEE paid March 21, 2007
S26-US3	11/511,106	Aug. 28, 2006	ZFP for DB and gene reg in plants	Pending
S26-US4	11/583,967	Oct. 19, 2006	ZFP for DB and gene reg in plants	Pending

S27-PCT	US02/30413	Sept. 24, 2002	Mod. of stem cells using ZFPs	WO 03/027247 (National Phase)
S27-AU	2002 330097	Sept. 24, 2002	Mod. of stem cells using ZFPs	Pending
S27-CA	2,461,290	Sept. 24, 2002	Mod. of stem cells using ZFPs	Pending
S27-EP	02 766 356.6	Sept. 24, 2002	Mod. of stem cells using ZFPs	Pending
S27-US	10/490,787	Sept. 24, 2002	Mod. of stem cells using ZFPs	Pending

S28-US	10/387,320	Mar. 11, 2003	Rapid ID of tx. reg. domains	Pending

S30-US1	10/456,444	June 5, 2003	Ligand-contr. reg. of endog ¼	US Patent No. 7,070,934 (July 4, 2006)

A-10.

Code	Serial No.	Filing Date	Title	Status
S32-US	10/651,761	Aug. 29, 2003	Simultaneous mod. of mult. genes	Pending

S36-US1	10/912,932	Aug. 6, 2004	Meth & comp for targ cl & recomb	Pending
S36-US2	11/304,981	Dec. 15, 2005	Targ. Del. of Cellular DNA Seqs.	Pending
S36-PCT1	US04/25407	Aug. 6, 2004	Meth & comp for targ cl & recomb	WO 2005/014791 (National Phase)
S36-AU1	2004 263865	Aug. 6, 2004	Meth & comp for targ cl & recomb	Pending
S36-AU3		Aug. 6, 2004	Meth & comp for targ cl & recomb	Pending
S36-CA1	2,534,296	Aug. 6, 2004	Meth & comp for targ cl & recomb	Pending
S36-EP1	04 780 272.3	Aug. 6, 2004	Meth & comp for targ cl & recomb	Pending
S36-IL1	173460	Aug. 6, 2004	Meth & comp for targ cl & recomb	Pending
S36-JP1	2006-523239	Aug. 6, 2004	Meth & comp for targ cl & recomb	Pending
S36-KR1	2006-7002703	Aug. 6, 2004	Meth & comp for targ cl & recomb	Pending
S36-SG1	2006 00748-8	Aug. 6, 2004	Meth & comp for targ cl & recomb	Pending
S36-PCT2	US05/03245	Feb. 3, 2005	Meth & comp for targ cl & recomb	WO 2005/084190 (National Phase)
S36-AU2	2005 220148	Feb. 3, 2005	Meth & comp for targ cl & recomb	Pending
S36-CA2	2,554,966	Feb. 3, 2005	Meth & comp for targ cl & recomb	Pending
S36-EP2	05 756 438.7	Feb. 3, 2005	Meth & comp for targ cl & recomb	Pending
S36-US3	10/587,723	Feb. 3, 2005	Meth & comp for targ cl & recomb	Pending

A-11.

Code	Serial No.	Filing date	Title	Status
S38-PCT	US04/30606	Sept. 17, 2004	Eng. ZFPs for reg. of gene expr.	WO 05/28630 (National Phase)
S38-AU	2004 274957	Sept. 17, 2004	Eng. ZFPs for reg. of gene expr.	Pending
S38-CA	2,539,439	Sept. 17, 2004	Eng. ZFPs for reg. of gene expr.	Pending
S38-EP	04 784 464.2	Sept. 17, 2004	Eng. ZFPs for reg. of gene expr.	Pending
S38-US	10/572,886	Sept. 17, 2004	Eng. ZFPs for reg. of gene expr.	Pending

S43-US1	11/221,683	Sept. 8, 2005	C & M for Protein Production	Pending
S43-PCT	US05/32157	Sept. 8, 2005	C & M for Protein Production	WO 2006/033859 (National Phase)
S43-AU	2005 287278	Sept. 8, 2005	C & M for Protein Production	Pending
S43-CA		Sept. 8, 2005	C & M for Protein Production	Pending
S43-CN		Sept. 8, 2005	C & M for Protein Production	Pending
S43-EP		Sept. 8, 2005	C & M for Protein Production	Pending
S43-IN		Sept. 8, 2005	C & M for Protein Production	Pending
S43-KR		Sept. 8, 2005	C & M for Protein Production	Pending
S43-SG		Sept. 8, 2005	C & M for Protein Production	Pending

S46-US1	11/493,423	July 26, 2006	Targ Int & Exp Of Exog NA Seqs	Pending
S46-PCT	US06/029027	July 26, 2006	Targ Int & Exp Of Exog NA Seqs	Pending

[***]	[***]	[***]	[***]	[***]

[***]	[***]	[***]	[***]	[***]

***	CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION

A-12.

Code	Serial No.	Filing date	Title	Status
G1-PCT	GB95/01949	Aug 17, 1995	Improvements in ¼	WO 96/06166 (National Phase)
G1-AU1	32291/95	Aug. 17, 1995	Improvements in ¼	AU Patent No. 698152 (Feb. 4, 1999)
G1-AU2	10037/99	(Jan. 6, 1999)	Improvements in ¼	AU Patent No. 726759 (March 8, 2001)
G1-CA	2,196,419	Aug. 17, 1995	Improvements in ¼	Pending
G1-EP	95928576.8	Aug. 17, 1995	Improvements in ¼	Pending
G1-JP	507857/1996	Aug. 17, 1995	Improvements in ¼	Pending
G1-US1	08/793,408	Aug. 17, 1995	Relating to binding proteins ¼	US Patent No. 6,007,988 (Dec. 28, 1999) REISS.
G1-US2	09/139,762	Aug. 25, 1998	Binding prots. for recog. of DNA	US Patent No. 6,013,453 (Jan. 11, 2000)
G1-US3	10/033,129	Dec. 27, 2001	Relating to Binding proteins ¼	US Patent No. RE 39,229 (Aug. 8, 2006)
G1-US4	10/309,578	Dec. 3, 2002	Design of binding proteins ¼	Pending Reissue
G1-US5	10/397,930	Mar. 25, 2003	Relating to Binding proteins ¼	Pending Reissue
G1-US6	10/400,017	Mar. 25, 2003	Relating to Binding proteins ¼	Pending Reissue
G1-US7	11/500,162	Aug. 7, 2006	Binding Prots. for Recog. of DNA.	Pending Reissue

A-13.

Code	Serial No.	Filing date	Title	Status
G2-PCT	GB98/01510	May 26, 1998	NA binding polypeptide library	WO 98/53057 (National Phase)
G2-AU	75422/98	May 26, 1998	NA binding polypeptide library	AU Patent No. 737756 (Dec. 13, 2001)
G2-CA	2,290,720	May 26, 1998	NA binding polypeptide library	Pending
G2-EP	98922963.8	May 26, 1998	NA binding polypeptide library	Pending
G2-JP	10-550153	May 26, 1998	NA binding polypeptide library	Pending
G2-US1	09/424,482	May 26, 1998	NA binding polypeptide library	Pending
G2-US2	11/514,850	Aug. 31, 2006	NA binding polypeptide library	Pending
G2-US3	11/514,671	Sept 1, 2006	NA binding polypeptide library	Pending

G3-PCT	GB98/01512	May 26, 1998	Nucleic Acid Binding Proteins	WO 98/53058 (National Phase)
G3-CA	2,290,717	May 26, 1998	Nucleic Acid Binding Proteins	Pending
G3-EP	98922964.6	May 26, 1998	Nucleic Acid Binding Proteins	Pending: Grant fees paid and translations filed
G3-US1	09/424,487	May 26, 1998	Nucleic Acid Binding Proteins	US Patent No. 6,746,838 (June 8, 2004)
G3-US2	10/832,735	April 26, 2004	Nucleic Acid Binding Proteins	Pending: ISSUE FEE paid April 10, 2007
G3-US3	11/486,962	July 14, 2006	Nucleic Acid Binding Proteins	Pending

A-14.

Code	Serial No.	Filing date	Title	Status
G4-PCT	GB98/01516	May 26, 1998	Nucleic Acid Binding Proteins	WO 98/53060 (National Phase)
G4-AU	75426/98	May 26, 1998	Nucleic Acid Binding Proteins	AU Patent No. 732017 (Jul. 26, 2001)
G4-CA	2,290,886	May 26, 1998	Nucleic Acid Binding Proteins	Pending
G4-EP	98922967.9	May 26, 1998	Nucleic Acid Binding Proteins	Pending: Grant fees paid and translations filed
G4-JP	10-550158	May 26, 1998	Nucleic Acid Binding Proteins	Pending
G4-US1	09/424,488	May 26, 1998	Nucleic Acid Binding Proteins	US Patent No. 6,866,997 (March 15, 2005)
G4-US2	10/853,437	May 24, 2004	Nucleic Acid Binding Proteins	Pending: ISSUE FEE paid April 10, 2007
G4-US3	11/515,369	Aug. 31, 2006	Nucleic Acid Binding Proteins	Pending
G5-PCT	GB99/00816	Mar. 17, 1999	Nucleic Acid Binding Proteins	WO 99/47656 (National Phase)
G5-AU	29449/99	Mar. 17, 1999	Nucleic Acid Binding Proteins	AU Patent No. 751487 (November 28, 2002)
G5-CA	2,323,064	Mar. 17, 1999	Nucleic Acid Binding Proteins	Pending
G5-EP	99910512.5	Mar. 17, 1999	Nucleic Acid Binding Proteins	EP1 064 369 (August 16, 2006)
G5-GB		Mar. 17, 1999	Nucleic Acid Binding Proteins	European Patent No. 1 064 369 (Aug. 16, 2006)
G5-IE		Mar. 17, 1999	Nucleic Acid Binding Proteins	European Patent No. 1 064 369 (Aug. 16, 2006)
G5-LU		Mar. 17, 1999	Nucleic Acid Binding Proteins	European Patent No. 1 064 369 (Aug. 16, 2006)
G5-MC		Mar. 17, 1999	Nucleic Acid Binding Proteins	European Patent No. 1 064 369 (Aug. 16, 2006)
G5-NZ	506987	Mar. 17, 1999	Nucleic Acid Binding Proteins	NZ Patent No. 506987 (May 12, 2003)
G5-US	09/646,353	Mar. 17, 1999	Nucleic Acid Binding Proteins	US Patent No. 6,977,154 (Dec. 20, 2005)

A-15.

Code	Serial No.	Filing date	Title	Status
G6-PCT	GB99/03730	Nov. 9, 1999	Screening system for ZFPs ¼	WO 00/27878 (National Phase)
G6-AU	10613/00	Nov. 9, 1999	Screening system for ZFPs ¼	AU Patent No. 766572 (January 29, 2004)
G6-NZ	511564	Nov. 9, 1999	Screening system for ZFPs ¼	NZ Pat. No. 511564 (Feb. 3, 2003)
G6-US	09/851,271	Nov. 9, 1999	Screening system for ZFPs ¼	US Patent No. 6,733,970 (May 11, 2004)

G7-PCT	GB00/02071	May 30, 2000	Gene Switches	WO 00/73434 (National Phase)
G7-US	09/995,973	(Nov 28, 2001)	Gene Switches	US Patent No. 6,706,470 (March 16, 2004)

G8-PCT	GB00/02080	May 30, 2000	Molecular Switches	WO 01/00815 (National Phase)
G8-AU1	50906/00	May 30, 2000	Molecular Switches	AU Patent No. 778150 (April 14, 2005)
G8-AU2	2005 200548	Feb. 9, 2005	Molecular Switches	Pending
G8-CA	2,369,855	May 30, 2000	Molecular Switches	Pending
G8-US	09/996,484	(Nov 28, 2001)	Molecular Switches	Pending

A-16.

Code	Serial No.	Filing date	Title	Status
G11-PCT	GB01/00202	Jan. 19, 2001	NA Bind Polyp Char by Flex. Links	WO 01/53480 (National Phase)
G11-AU	2001 226935	Jan. 19, 2001	Nucleic Acid Binding Polypeps.	AU Patent No. 2001 226935 (Oct. 5, 2006)
G11-CA	2,398,155	Jan. 19, 2001	Nucleic Acid Binding Polypeptides	Pending
G11-EP	01 901 276.4	Jan. 19, 2001	Nucleic Acid Binding Polypeps.	EP 1 250 424 (February 28, 2007)
G11-BE		Jan. 19, 2001	NABPs Char by Flexible Linkers	European Patent No. 1 250 424 (Feb. 28, 2007)
G11-CH		Jan. 19, 2001	NABPs Char by Flexible Linkers	European Patent No. 1 250 424 (Feb. 28, 2007)
G11-DE		Jan. 19, 2001	NABPs Char by Flexible Linkers	European Patent No. 1 250 424 (Feb. 28, 2007)
G11-FR		Jan. 19, 2001	NABPs Char by Flexible Linkers	European Patent No. 1 250 424 (Feb. 28, 2007)
G11-GB		Jan. 19, 2001	NABPs Char by Flexible Linkers	European Patent No. 1 250 424 (Feb. 28, 2007)
G11-IE		Jan. 19, 2001	NABPs Char by Flexible Linkers	European Patent No. 1 250 424 (Feb. 28, 2007)
G11-HK		Jan. 19, 2001	NABPs Char by Flexible Linkers	European Patent No. 1 250 424 (Feb. 28, 2007)
G11-US	10/198,677	Jan. 19, 2001	Nucleic Acid Binding Polypeptides	Pending

G19-PCT	GB02/00246	Jan. 22, 2002	Nucleic Acid Binding Polypeptides	WO 02/057308 (National Phase)
G19-US	10/470,065	Jan. 22, 2002	Modulation of HIV infection ¼	Pending
G22-PCT	US02/09703	Mar. 28, 2002	Gene Regulation II	WO 02/079418 (National Phase)
G22-US	10/473,238	Mar. 28, 2002	Targ. gene reg. in transgenics	Pending

G23-PCT	US02/22272	Apr. 4, 2002	Composite Binding Polypeptides	WO 02/099084 (National Phase)
G23-US	10/474,282	Apr. 4, 2002	Composite Binding Polypeptides	Pending

A-17.

Code	Serial No.	Filing date	Title	Status
L3-US1	10/395,816	Mar. 20, 2003	¼ for Using ZF Endonucleases	Pending
L3-PCT	US03/09081	Mar. 20, 2003	¼ to Enhance Homol. Recomb.	WO 03/80809 (National Phase)
L3-AU1	2003 218382	Mar. 20, 2003	Methods and Compositions ¼	Pending
L3-AU2		Mar. 20, 2003	Methods and Compositions ¼	Pending
L3-CA	2,479,858	Mar. 20, 2003	¼ for Using ZF Endonucleases ¼	Pending
L3-EP	03 714 379.9	Mar. 20, 2003	¼ to Enhance Homol. Recomb.	Pending

A-18.

Licensed from Massachusetts Institute of Technology

Code	Serial No.	Filing Date	Title	Status
M1-US2	08/850,250	Apr. 18, 1997	ZFPs with high affinity new ¼	U.S. Patent No. 5,789,538 (Aug. 4, 1998)

M2-US3	09/240,179	Jan. 29, 1999	General Strategy ¼	U.S. Patent No. 6,410,248 (June 25, 2002)

M3-US1	09/260,629	Mar. 1, 1999	Poly-Zinc Finger Proteins ¼	U.S. Patent No. 6,479,626 (Nov. 12, 2002)
M3-US2	10/146,221	May 13, 2002	Poly-Zinc Finger Proteins ¼	U.S. Patent No. 6,903,185 (June 7, 2005)
M3-US3	11/110,594	April 20, 2005	NA Encoding Poly-ZFPs ¼	U.S. Patent No. 7,153,949 (Dec. 26, 2006)
M3-US4	11/639,363	Dec. 14, 2006	Poly-Zinc Finger Proteins ¼	Pending
M3-PCT	US99/04441	Mar. 1, 1999	Poly-Zinc Finger Proteins ¼	WO 99/45132 (National Phase)
M3-AU	28849/99	Mar. 1, 1999	Poly-Zinc Finger Proteins ¼	AU Patent No. 746454 (August 15, 2002)
M3-CA	2,321,938	Mar. 1, 1999	Poly-Zinc Finger Proteins ¼	Pending
M3-EP	99909701.7	Mar. 1, 1999	Poly-Zinc Finger Proteins ¼	Pending
M3-JP	2000-534663	Mar. 1, 1999	Poly-Zinc Finger Proteins ¼	Pending

M4-US1	09/636,243	Aug. 10, 2000	Dimerizing Peptides	Pending

A-19.

Licensed from the Scripps Research Institute

Code	Serial No.	Filing Date	Title	Status
T1-US3	08/676,318	Jan. 18, 1995	Zinc finger protein derivatives¼	U.S. Patent No. 6,242,568 (June 5, 2001)
T1-US4	08/863,813	May 27, 1997	Zinc finger protein derivatives¼	U.S. Patent No. 6,140,466 (Oct. 31, 2000)
T1-US6	09/500,700	Feb. 9, 2000	Zinc finger protein derivatives¼	U.S. Patent No. 6,790,941 (Sept. 14, 2004)
T1-PCT1	US95/00829	Jan. 18, 1995	Zinc finger protein derivatives¼	WO 95/19431 (National Phase)
T1-AU1	16865/95	Jan. 18, 1995	Zinc finger protein derivatives¼	AU Patent No. 704601 (April 29, 1999)
T1-CA1	2,181,548	Jan. 18, 1995	Zinc finger protein derivatives¼	Pending
T1-EP1	95 908 614.1	Jan. 18, 1995	Zinc finger protein derivatives¼	EP 0 770 129 (Nov. 23, 2005)
T1-FR1	95 908 614.1	Jan. 18, 1995	Zinc finger protein derivatives¼	European Patent No. 0 770 129 (Nov. 23, 2005)
T1-GB1	95 908 614.1	Jan. 18, 1995	Zinc finger protein derivatives¼	European Patent No. 0 770 129 (Nov. 23, 2005)
T1-FI	962879	Jan. 18, 1995	Zinc finger protein derivatives¼	Pending
T1-JP1	07-519231	Jan. 18, 1995	Zinc finger protein derivatives¼	Pending
T1-NO	1996 2991	Jan. 18, 1995	Zinc finger protein derivatives¼	Pending

T1-PCT2	US98/10801	May 27, 1998	Zinc finger protein derivatives¼	WO 98/54311 (National Phase)
T1-AU3	2002 300619	May 27, 1998	Zinc finger protein derivatives¼	Pending
T1-CA2	2,291,861	May 27, 1998	Zinc finger protein derivatives¼	Pending
T1-EP2	98 926 088.0	May 27, 1998	Zinc finger protein derivatives¼	Pending
T1-JP2	11-500870	May 27, 1998	Zinc finger protein derivatives¼	Pending

A-20.

Licensed from the Johns Hopkins University

Code	Serial No.	Filing Date	Title	Status
J1-US1	07/862,831	Apr. 3, 1992	Functional domains in FokI¼	US Patent No. 5,356,802 (Oct. 18, 1994)
J1-US3	08/126,564	Sept. 27, 1993	Functional domains in FokI¼	US Patent No. 5,436,150 (July 25, 1995) CIP of 2
J1-US4	08/346,293	Nov. 23, 1994	Insertion & Deletion Mutants¼	US Patent No. 5,487,994 (Jan. 30, 1996) CIP of 3
J1-PCT1	US94/01201	Feb. 10, 1994	Functional domains in FokI¼	WO 94/18313 (National Phase)
J1-CA1	2,154,581	Feb. 10, 1994	Functional domains in FokI¼	Pending
J1-EP3	03 010009.3	Feb. 10, 1994	Functional domains in FokI¼	Pending
J1-PCT2	US94/01943	Aug.23, 1994	Functional domains in FokI¼	WO 95/09233 (National Phase)
J1-JP2	7-510290	Aug. 23, 1994	Functional domains in FokI¼	Pending
J1-JP3	2006-143294	Aug. 23, 1994	Functional domains in FokI¼	Pending
J2-US1	08/575,361	Dec. 20, 1995	General method to clone ¼	US Patent No. 5,792,640 (August 11, 1998) Re-examination No. 90/008,524 (Mar. 12, 2007)
J3-US1	08/647,449	May 7, 1996	Meth for inactivating target DNA	US Patent No. 5,916,794 (Jun. 29, 1999)
J3-US2	09/281,792	Mar. 31, 1999	Meth for inactivating target DNA	US Patent No. 6,265,196 (Jul. 24, 2001) Re-examination No. 90/008,526

A-21.

Licensed from California Institute of Technology

Code	Serial No.	Filing date	Title	Status
C1-US1	10/656,531	Sept. 5, 2003	Use of chimeric nucleases¼	Pending
C1-PCT	US03/27958	Sept. 5, 2003	. . . to stimulate gene targeting	WO 2004/037977 (National Phase)
C1-AU	2003 298574	Sept. 5, 2003	Use of ¼	Pending
C1-CA	2,497,913	Sept. 5, 2003	. . . chimeric nucleases ¼	Pending
C1-EP	03 796 324.6	Sept. 5, 2003	. . . to stimulate ¼	Pending
C1-JP	2005-501601	Sept. 5, 2003	. . . gene targeting.	Pending

A-22.

Licensed from University of Utah Research Foundation

Code	Serial No.	Filing date	Title	Status
U1-PCT	US03/02012	Jan. 22, 2003	¼ using zinc finger nucleases	WO 03/87341 (National Phase)
U1-AU	2003 251286	Jan. 22, 2003	Targeted chromosomal mutagenesis¼	Pending
U1-CA	2,474,486	Jan. 22, 2003	Targeted chromosomal mutagenesis¼	Pending
U1-EP	03 746 527.5	Jan. 22, 2003	Targeted chrom. mutagenesis¼ ..	EP1 476 547 (Dec. 6, 2006)
U1-BE			Targeted chrom. mutagenesis¼ ..	European Patent No. 1 476 547 (Dec. 6, 2006)
U1-CH			Targeted chrom. mutagenesis¼ ..	European Patent No. 1 476 547 (Dec. 6, 2006)
U1-DE			Targeted chrom. mutagenesis¼ ..	European Patent No. 1 476 547 (Dec. 6, 2006)
U1-FR			Targeted chrom. mutagenesis¼	European Patent No. 1 476 547 (Dec. 6, 2006)
U1-GB			Targeted chrom. mutagenesis¼	European Patent No. 1 476 547 (Dec. 6, 2006)
U1-IE			Targeted chrom. mutagenesis¼ ..	European Patent No. 1 476 547 (Dec. 6, 2006)
U1-NL			Targeted chrom. mutagenesis¼	European Patent No. 1 476 547 (Dec. 6, 2006)
U1-US1	10/502,565	Jan. 22, 2003	Targeted chromosomal mutagenesis	Pending

A-23.

Exhibit B
Third Party Licenses
     Patent License Agreement by and between Massachusetts Institute of Technology and Sangamo BioSciences, Inc. dated May 9, 1996 and amended December 10, 1997; December 2, 1998; September 1, 1999; February 10, 2000; November 15, 2000; September 1, 2005; October 27, 2006; and February 1, 2007 (the “MIT Agreement”).
     License Agreement by and between The Johns Hopkins University and Sangamo BioSciences, Inc. dated June 29, 1995 and amended June 1, 1998; July 26, 1999; March 15, 2000; and May 21, 2007 (the “JHU Agreement”).
     License Agreement by and between California Institute of Technology and Sangamo BioSciences, Inc. dated November 1, 2003 and amended January 15, 2004 and February 28, 2005 (the CalTech Agreement”).
     License Agreement by and between the University of Utah Research Foundation and Sangamo BioSciences, Inc. dated September 8, 2004 and amended February 22, 2007 (the “Utah Agreement”).
     License Agreement by and between the University of Utah Research Foundation and Sangamo BioSciences, Inc. dated June 5, 2007 (the “Plant Agreement”).
     License Agreement by and between the Scripps Research Institute and Sangamo BioSciences, Inc. dated March 14, 2000 (the “Scripps Agreement”).

B-1.

Exhibit C
Certain Terms of Third Party Licenses
     1. Sigma acknowledges and agrees that Sigma does not have the right to grant sublicenses under the intellectual property licensed to Sangamo pursuant to the CalTech Agreement. The Parties acknowledge and agree that, upon any termination of the CalTech Agreement (a) the California Institute of Technology (“CalTech”) shall be a third party beneficiary of this Agreement as of the date of such termination and thereafter, and (b) Sangamo shall remain responsible for all obligations to Sigma (other than those requiring Sangamo to hold a license under the CalTech Agreement, unless CalTech (at its discretion) elects to assume such obligations.
     2. Sigma hereby agrees to comply, and to cause its applicable sublicensees to comply, with the following referenced provisions of the JHU Agreement: Articles II, VIII, IX, X, XIII and XV and Paragraphs 5.1 and 5.2. A copy of such provisions is attached to this Agreement as Exhibit F, and such provisions and are binding upon Sigma and such sublicensees as if they were parties to the JHU Agreement.
     3. Article 2 (other than Paragraph 2.8), Article 9 and Article 10 of the MIT Agreement are hereby incorporated by reference into this Agreement and are binding upon Sigma and any of Sigma’s sublicensees under the rights licensed to Sangamo under the MIT Agreement (as if each were a “LICENSEE” under the MIT Agreement).
     4. Sigma acknowledges and agrees that any sublicense granted by Sangamo to Sigma under the Scripps Agreement shall be subject in all respects to the restrictions, exceptions, royalty obligations, reports, termination provisions and other provisions contained in the Scripps Agreement (but not including the payment of the license fee pursuant to Section 2.2 of the Scripps Agreement).

C-1.

Exhibit D
Mandatory Terms for Limited Use License
          (a) the Customer will not transfer the Licensed Product sold to it or any Licensed Product derived therefrom to any other person or entity without prior written approval of Sigma and without such other person or entity entering into a Use License with Sigma;
          (b) the Customer’s use of all Licensed Products will be limited to the Field; and
          (c) the Customer will not use Licensed Products in the Plant Field.

D-1.

Exhibit E
Press Release

E-1.

Exhibit F
Copy of Selected Provisions of JHU Agreement
ARTICLE II – GRANT
     2.1 JOHNS HOPKINS hereby grants to LICENSEE the exclusive worldwide right and license to make, have made, use, lease and sell the Licensed Products, and to practice the Licensed Processes, including the right to grant sublicenses, subject to 35USC200-211 and the regulations promulgated thereunder, to the end of the term for which the Patent Rights are granted by the applicable governmental authority, unless sooner terminated as hereinafter provided (the “Term”). JOHNS HOPKINS reserves the non-transferable royalty-free right to practice the subject matter of any claim within the Patent Rights for its own internal purposes. If Dr. Chandrasegaran leaves JOHNS HOPKINS, he shall have the non-transferable, royalty-free right to practice any claim within the Patent Rights for his own academic purposes.
     2.2 In order to establish a period of exclusivity for LICENSEE, JOHNS HOPKINS hereby agrees that it shall not grant any other license to make, have made, use, lease or sell Licensed Products or to practice Licensed Processes except for its internal research activities during the period of time (the “Exclusive Period”) commencing with the Effective Date of this Agreement and terminating with expiration of the last-to-expire patent licensed under this Agreement, unless converted earlier to a nonexclusive license pursuant to Paragraph 4.4 hereof or pursuant to a requirement by the United States Government in accordance with 35USC200-211.
     2.3 LICENSEE shall have the right to sublicense all or any part of this license. With respect to each sublicense in the Research Reagent Field granted by it under this Agreement, LICENSEE shall do the following:
(a)	incorporate the language of Article II (other than Paragraph 2.4), Article X, and Paragraph 15.4 into each sublicense agreement (but in each case solely to the extent such language is applicable to the rights granted in such sublicense agreement), so that these Articles shall be binding upon the applicable sublicensee as if it were a party to this Agreement;

(b)	include in each such sublicense agreement, language that is reasonably sufficient to enable LICENSEE to comply with its obligations under Paragraphs 2.4, 5.1, and 5.2 and Articles IX, XIII, and XV (other than Paragraph 15.4); and

(c)	obtain an indemnity from the applicable sublicensee in favor of LICENSEE that is substantially similar in scope of the indemnity set forth in Article VIII and that includes JOHNS HOPKINS as an indemnified party on the same terms as LICENSEE.
     With respect to each sublicense in any field other than the Research Reagent Field granted by it under this Agreement, LICENSEE agrees that such sublicense shall provide that the obligations to JOHNS HOPKINS of Articles II, VIII, IX, X, XIII, XV and Paragraphs 5.1 and

F-1.

5.2 of this Agreement shall be binding upon such sublicensee as if such sublicensee was a party to this Agreement. LICENSEE further agrees to attach copies of these Articles to such sublicense agreement and to incorporate these by reference in such sublicense agreement. (as amended on May 21, 2007)
     2.4 LICENSEE agrees to forward to JOHNS HOPKINS a copy of any and all fully executed sublicense agreements, and further agrees to forward to JOHNS HOPKINS, quarterly, pursuant to Paragraph 5.2 a copy of such reports received by LICENSEE from its sublicensees during the preceding twelve (12) month period under the sublicenses as shall be pertinent to a royalty accounting under said sublicense agreements.
     2.5 Subject to Sections 2.6, 2.7 and 15.7 below, the license granted hereunder shall not be construed to confer any rights upon LICENSEE by implication, estoppel or otherwise as to any technology not specifically set forth in Appendix A, Appendix B, Appendix C, and Appendix D hereof.
     2.6 JOHNS HOPKINS hereby also grants to LICENSEE a right of first negotiation at then commercially reasonable terms, to obtain an exclusive license to any Inventions, as previously defined, developed during the term of this Agreement and any extension thereof and pursuant to any Research Agreement between the parties hereto (Appendix D). JOHNS HOPKINS shall promptly give LICENSEE written notice of any such Inventions, as defined, and LICENSEE shall have one hundred and twenty (120) days from the date of receipt of such notice to give JOHNS HOPKINS written notice of its intent to exercise such option and complete negotiations. JOHNS HOPKINS shall not negotiate with any third party regarding these Inventions during the period of LICENSEE’S right to negotiate. During the term of this Agreement and any extension thereof, Dr. Chandrasegaran shall be free to pursue any scientific investigations of his choice through collaboration with colleagues. Should any such collaboration involve a Licensed Product or Licensed Process, JOHNS HOPKINS will take the initiative of promptly communicating with these colleagues for the purpose of using its reasonable best efforts to have such colleagues agree to be bound by the terms of this Agreement with regard to Licensed Products and Licensed Processes.
     2.7 Appendix B attached hereto contains ideas conceived by Dr. Chandrasegaran for developing laboratory reagents, diagnostics, and pharmaceuticals relating to chimeric restriction endonucleases. Dr. Chandrasegaran shall give written notice of any Invention resulting under the Advanced Technology Program within sixty (60) days of the completion of the funding of such program. Any Invention resulting in whole or in part from said ideas which are made pursuant to an award under the Advanced Technology Program where a grant application was filed on March 29, 1995 (Appendix C) shall be assigned to LICENSEE pursuant to Section 15.7 below and Dr. Chandrasegaran will be named as sole inventor unless another individual makes a creative input to said Invention. LICENSEE shall have the first right of negotiation, under then commercially reasonable terms, to obtain an exclusive, royalty-bearing license under any Invention resulting from said ideas in Appendix B made by Dr. Chandrasegaran with funding from a source other than the Advanced Technology Program grant.
     2.8 Each of LICENSEE’S sublicensee(s) shall have the right to grant further sublicenses of the sublicense to the Patent Rights granted to it by LICENSEE, within the scope

F-2.

of such sublicense. Such further sublicenses shall include the provisions set forth in Paragraph 2.3 of this Agreement that were included in the sublicense agreement between LICENSEE and sublicensee and such provisions shall be binding on such further sublicensee as if such further sublicensee were a party to this Agreement. LICENSEE shall forward a copy of all further sublicense agreements granted by its sublicense(s) within thirty (30) days of LICENSEE’s receipt of a copy thereof. (as amended on May 21, 2007)
PARAGRAPHS 5.1 AND 5.2
     5.1 LICENSEE shall keep full, true and accurate books of account containing all particulars that may be necessary for the purpose of showing the amounts payable to JOHNS HOPKINS hereunder. Said books of account shall be kept at LICENSEE’s principal place of business or the principal place of business of the appropriate Division of LICENSEE to which this Agreement relates. Said books and the supporting data shall be open at all reasonable times for five (5) years following the end of the calendar year to which they pertain, to the inspection of JOHNS HOPKINS or its agents for the purpose of verifying LICENSEE’s royalty statement or compliance in other respects with this Agreement.
     5.2 Commencing with the first commercial sale of a Licensed Product, LICENSEE, within sixty (60) days after March 31, June 30, September 30 and December 31, of each year, shall deliver to JOHNS HOPKINS true and accurate reports, giving such particulars of the business conducted by LICENSEE, its Subsidiaries and its sublicensees during the preceding three-month period under this Agreement as shall be pertinent to a royalty accounting hereunder. These shall include at least the following:
(a)	All Licensed Products manufactured and sold.

(b)	Total billings for Licensed Products sold.

(c)	Accounting for all Licensed Processes used or sold.

(d)	Deductions applicable as provided in Paragraph 1.6.

(e)	Total royalties due.

(f)	Names and addresses of all sublicensees of LICENSEE.
Where reasonably practical, LICENSEE shall, to the best of its knowledge, subcategorize the Licensed Products sold so as to assign the royalties paid to individual patent(s) of Appendix A. Such subcategorization shall be for JOHNS HOPKINS administrative purposes only and shall in no way affect any obligations of any part or the amounts of royalties to be paid under this Agreement. Until there has been a first commercial sale of a Licensed Product, the LICENSEE shall give an annual report of LICENSEE’s efforts to achieve a first commercial sale.
ARTICLE VIII — LIABILITY
     8.1 Inasmuch as JOHNS HOPKINS will not, under the provisions of this Agreement or otherwise, have control over the manner in which LICENSEE, or its Subsidiaries or its agents

F-3.

or its sublicensees or those operating for its account, or third parties who purchase Licensed Products from any of the foregoing entities, practice any invention encompassed by the license granted herein, LICENSEE shall defend and hold JOHNS HOPKINS, it trustees, officers, employees, students, and affiliates harmless as against any judgments, fees, expenses or other costs (including reasonable attorneys’ fees) arising from or incidental to any product liability or other lawsuit brought as a consequence of the practice of said invention by any of the foregoing entities, whether or not JOHNS HOPKINS is named as party defendant in any such lawsuit. LICENSEE shall have the right to defend such a product liability lawsuit with counsel of its own choosing and JOHNS HOPKINS will cooperate in the defense of such action at LICENSEE’s expense. Practice of the Invention encompassed by the license granted herein by a Subsidiary or an agent or a sublicensee, or a third party on behalf of or for the account of LICENSEE or by a third party who purchases Licensed Products from any of the foregoing shall be considered LICENSEE’s practice of said invention for purposes of this Paragraph 8.1. The provisions of this Paragraph 8.1 shall survive termination of this Agreement.
     8.2 LICENSEE shall maintain or cause to be maintained, prior to the first planned use of Licensed Products or Licensed Processes in humans, product liability insurance or other protection reasonably acceptable to JOHNS HOPKINS which shall protect LICENSEE and JOHNS HOPKINS in regard to events covered by Paragraph 8.1 above. LICENSEE will disclose to JOHNS HOPKINS the amount and kind of product liability insurance it obtains, will give JOHNS HOPKINS a copy of the certificate of insurance, and will increase or change the kind of insurance at the reasonable request of JOHNS HOPKINS, provided such insurance is available to LICENSEE at commercially reasonable rates.
     8.3 Except as otherwise expressly set forth in this Agreement, JOHNS HOPKINS makes no representations and extend no warranties of any kind, either express or implied, including but not limited to warranties of merchantability, fitness for a particular purpose, and validity of Patent Rights claims, issued or pending.
     8.4 No liability under this Agreement shall result to a party from delay in performance caused by force majeure, that is, circumstances beyond the reasonable control of the party affected thereby, including, without limitation, acts of God, earthquake, fire, flood, war, government regulations, labor unrest, or shortage of or an inability to obtain material or equipment.
ARTICLE IX — EXPORT CONTROLS
     It is understood that JOHNS HOPKINS is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities (including the Arms Export Control Act, as amended and the Export Administration Act of 1979), and that their obligations hereunder are contingent on compliance with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government and/or written assurances by LICENSEE that LICENSEE shall not export data or commodities to certain foreign countries without prior approval of such agency. JOHNS HOPKINS neither represents that a license shall not be required nor that, if required, it shall be issued.

F-4.

ARTICLE X — NON-USE OF NAMES
     LICENSEE shall not use the name of JOHNS HOPKINS, nor any of its employees, or any adaptation thereof, in any advertising, promotional or sales literature without prior written consent obtained from JOHNS HOPKINS in each case, except that LICENSEE may state that it is licensed by JOHNS HOPKINS under one or more of the patents and/or applications comprising the Patent Rights.
ARTICLE XIII — TERMINATION
     13.1 This Agreement shall terminate if LICENSEE dissolves, unless this Agreement has been assigned prior to the date of dissolution.
     13.2 Should LICENSEE fail to pay JOHNS HOPKINS royalties due and payable hereunder, JOHNS HOPKINS shall have the right to terminate this Agreement on sixty (60) days’ written notice, unless LICENSEE shall pay JOHNS HOPKINS within the sixty (60) day period, all such royalties and interest due and payable. Upon the expiration of the sixty (60) day period, if LICENSEE shall not have paid all such royalties and interest due and payable, the rights, privileges and license granted hereunder shall terminate.
     13.3 Upon any material breach or default of this Agreement by LICENSEE other than those occurrences set out in Paragraphs 13.1 and 13.2 hereinabove, which shall always take precedence in that order over any material breach or default referred to in this Paragraph 13.3, JOHNS HOPKINS shall have the right to terminate this Agreement and the rights, privileges and license granted hereunder by giving ninety (90) days’ notice to LICENSEE. Such termination shall become effective unless LICENSEE shall have cured any such breach or default prior to the expiration of the ninety (90) day period.
     13.4 LICENSEE shall have the right to terminate this Agreement at any time on six (6) months’ notice to JOHNS HOPKINS and upon payment of all amounts due JOHNS HOPKINS.
     13.5 Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination. LICENSEE and any Subsidiary and sublicensee thereof may, however, after the effective date of such termination, sell all Licensed Products, and complete Licensed Products in the process of manufacture at the time of such termination and sell the same, provided that LICENSEE shall pay to JOHNS HOPKINS the royalties thereon as required by Article IV of this Agreement and shall submit the reports required by Article V hereof on the sales of Licensed Products.
     13.6 Upon termination of this Agreement for any reason during the Exclusive Period, any sublicensee not then in default shall have the right to seek a license from JOHNS HOPKINS under the same terms and conditions as set forth hereunder. In addition, in the event that JOHNS HOPKINS terminates this Agreement pursuant to Paragraph 13.1, 13.2, or 13.3, each sublicense granted by LICENSEE which complies with the sublicense requirements of Paragraph 2.3, is in full force and effect and not then in default, will survive such termination of this Agreement and such sublicensee shall become a direct licensee of JOHNS HOPKINS, provided that (a) JHU’s obligations to such sublicensee are no greater than JHU’s obligations to LICENSEE under this

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Agreement, (b) the scope of such sublicensee’s rights with respect to the Patent Rights shall remain unchanged and such sublicensee shall be subject to all other non-financial terms and conditions in this Agreement that apply to such scope of rights, (c) all further sublicenses granted by such sublicensee prior to termination of this Agreement shall also survive such termination, (d) such sublicensee (or if there are at such time more than one such sublicensees, such sublicensees severally and jointly) shall be required to make any minimum annual royalty payments due pursuant to Paragraph 4.4 and (e) such sublicensee shall be required to make any other monetary payment(s) that, had this Agreement not been terminated, LICENSEE would have been required to make under this Agreement as a result of the activities of such sublicensee. Each such sublicensee shall be an intended third-party beneficiary of the preceding sentence. LICENSEE shall notify JOHNS HOPKINS of each non-defaulted sublicense in existence at the time of termination by JOHNS HOPKINS pursuant to Paragraph 13.1, 13.2, or 13.3. (as amended on May 21, 2007)
     13.7 The provisions of Paragraph 8.1, Article IX and Article X, Paragraph 4.5 and Paragraph 6.6, shall survive termination of this Agreement. (as amended on June 1, 1998)
ARTICLE XV — MISCELLANEOUS PROVISIONS
     15.1 This Agreement shall be construed, governed, interpreted and applied in accordance with the laws of the State of Maryland, U.S.A., except that questions affecting the validity, construction and effect of any patent licensed hereunder, shall be determined by the law of the country in which the patent was granted.
     15.2 The parties hereto acknowledge that this Agreement sets forth the entire Agreement and understanding of the parties hereto as to the subject matter hereof, and shall not be subject to any change or modification except by the execution of a written instrument subscribed to by the parties hereto.
     15.3 The provisions of this Agreement are severable, and in the event that any provisions of this Agreement shall be determined to be invalid or unenforceable under any controlling body of the law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.
     15.4 LICENSEE agrees to mark the Licensed Products sold in the United States with all applicable United States patent numbers. All Licensed Products shipped to or sold in other countries shall be marked in such a manner as to conform with the patent laws and practice of the country of manufacture or sale.
     15.5 The failure of any party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.
     15.6 Claims, disputes, or controversies concerning the validity, construction, or effect of any patent licensed hereunder shall be resolved in any court having jurisdiction thereof.
     15.7 A grant application under the Advanced Technology Program was filed on March 29, 1995 (Appendix C). If a grant is awarded, any Invention made pursuant thereto where an

F-6.

investigator at JOHNS HOPKINS is the sole inventor or a coinventor shall be assigned to LICENSEE. Such Invention shall be assigned hereunder and shall thereafter fall within the definition of Patent Rights and therefore shall be subject to Sections 3.2, 3.3 and 3.4 hereof and to the royalty payments required by Sections 4.1(c)(i), 4.1(d) and 4.4 hereof as part of the rights licensed hereunder.
     15.8 With respect to “Methods for Inactivating Target DNA and For Detecting Conformation Change in a Nucleic Acid”, Inventor, Srinivasan Chandrasegaran, US Patent Application SN 08/647,449, Filed 5/7/96 (JHU Docket: C-1288), LICENSEE hereby acknowledges and agrees that Dr. Chandrasegaran is the sole inventor of this property. (as amended on June 1, 1998)

F-7.

EXHIBIT G
TRANSFER OF MANUFACTURING TECHNOLOGY
1.	The following tangible properties shall be transferred to Sigma by Sangamo in [***]

2.	Sangamo shall transfer to Sigma all Information Controlled by Sangamo that is [***].

3.	[***]

4.	[***]

5.	[***]

6.	[***]

***	CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION

F-8.